Exhibit 99.1
PART II

Item 8.     Financial Statements and Supplementary Data

MidAmerican Energy Company and Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder
MidAmerican Energy Company
Des Moines, Iowa

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of MidAmerican Energy Company and subsidiary (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule included in Exhibit 99.2. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MidAmerican Energy Company and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
March 3, 2006 (May 16, 2006 as to Note 10)

MIDAMERICAN ENERGY COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of December 31,
	2005	2004
ASSETS
Utility Plant, Net
Electric	$5,933,387	$5,498,878
Gas	992,834	957,011
	6,926,221	6,455,889
Accumulated depreciation and amortization	(3,096,933)	(2,956,856)
	3,829,288	3,499,033
Construction work in progress	596,458	369,406
	4,425,746	3,868,439

Current Assets
Cash and cash equivalents	70,914	88,113
Short-term investments	25,425	39,500
Receivables, less reserves of $10,872 and $8,678, respectively	463,630	332,759
Inventories	84,623	89,646
Other	61,221	22,080
	705,813	572,098

Investments and Nonregulated Property, Net	359,690	333,360
Regulatory Assets	237,201	227,997
Other Assets	135,687	110,057
Total Assets	$5,864,137	$5,111,951

CAPITALIZATION AND LIABILITIES

Capitalization
Common shareholder’s equity	$1,744,882	$1,527,468
MidAmerican Energy preferred securities	30,329	30,329
Long-term debt, excluding current portion	1,471,251	1,331,509
	3,246,462	2,889,306
Current Liabilities
Current portion of long-term debt	160,509	91,018
Accounts payable	359,496	241,836
Taxes accrued	84,122	91,108
Interest accrued	14,488	13,842
Other	94,501	83,949
	713,116	521,753
Other Liabilities
Deferred income taxes	471,892	456,581
Investment tax credits	43,962	48,143
Asset retirement obligations	191,117	166,845
Regulatory liabilities	763,155	677,489
Other	434,433	351,834
	1,904,559	1,700,892
Total Capitalization and Liabilities	$5,864,137	$5,111,951

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Years Ended December 31,
	2005	2004	2003
Operating Revenues
Regulated electric	$1,513,239	$1,421,709	$1,397,997
Regulated gas	1,322,717	1,010,909	947,393
Nonregulated	324,381	263,735	250,422
	3,160,337	2,696,353	2,595,812
Operating Expenses
Regulated:
Cost of fuel, energy and capacity	468,132	398,610	396,342
Cost of gas sold	1,098,410	789,975	720,633
Other operating expenses	389,297	380,815	364,043
Maintenance	150,740	164,821	139,377
Depreciation and amortization	267,628	264,952	279,650
Property and other taxes	95,064	92,637	91,582
	2,469,271	2,091,810	1,991,627
Nonregulated:
Cost of sales	290,890	230,567	215,664
Other	19,052	17,580	17,701
	309,942	248,147	233,365
Total operating expenses	2,779,213	2,339,957	2,224,992

Operating Income	381,124	356,396	370,820

Non-Operating Income
Interest and dividend income	6,016	4,401	4,956
Allowance for equity funds	24,433	18,949	11,377
Other income	7,128	6,340	7,344
Other expense	(4,198)	(3,615)	(3,205)
	33,379	26,075	20,472
Fixed Charges
Interest on long-term debt	80,485	71,949	72,207
Other interest expense	8,409	5,728	3,813
Allowance for borrowed funds	(10,544)	(7,816)	(4,586)
	78,350	69,861	71,434

Income Before Income Taxes	336,153	312,610	319,858
Income Taxes	114,856	102,155	131,261

Net Income	221,297	210,455	188,597
Preferred Dividends	1,247	1,245	1,416

Earnings on Common Stock	$220,050	$209,210	$187,181

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Years Ended December 31,
	2005	2004	2003

Earnings on Common Stock	$220,050	$209,210	$187,181

Other Comprehensive Income (Loss)
Unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses) during period-
Before income taxes	-	-	(7,372)
Income tax (expense) benefit	-	-	3,065
	-	-	(4,307)
Less realized gains (losses) reflected in net income during period-
Before income taxes	-	682	5,513
Income tax (expense) benefit	-	(283)	(2,292)
	-	399	3,221

Less net unrealized gains (losses) reclassified to regulatory assets and liabilities -
Before income taxes	-	-	(12,369)
Income tax benefit	-	-	5,142
	-	-	(7,227)

Minimum pension liability adjustment:
Before income taxes	(4,512)	-	-
Income tax benefit	1,876	-	-
	(2,636)	-	-

Other comprehensive income (loss)	(2,636)	(399)	(301)

Comprehensive Income	$217,414	$208,811	$186,880

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2005	2004	2003

Net Cash Flows From Operating Activities
Net income	$221,297	$210,455	$188,597
Adjustments to reconcile net income to net cash provided:
Depreciation and amortization	268,943	266,207	280,803
Deferred income taxes and investment tax credit, net	(569)	35,531	544
Amortization of other assets and liabilities	27,667	18,210	32,771
Impact of changes in working capital-
Receivables, net	(116,922)	(28,697)	20,678
Inventories	5,023	(4,181)	3,027
Accounts payable	90,895	29,310	(47,765)
Taxes accrued	(5,602)	(1,748)	(10,505)
Other current assets and liabilities	(8,144)	9,436	(2,089)
Other, net	(19,422)	(11,029)	(24,802)
Net cash provided by operating activities	463,166	523,494	441,259

Net Cash Flows From Investing Activities
Utility construction expenditures	(699,061)	(631,962)	(344,137)
Quad Cities Station decommissioning trust fund	(8,299)	(8,299)	(8,299)
Purchases of available-for-sale securities	(563,330)	(748,801)	(352,327)
Proceeds from sales of available-for-sale securities	564,025	691,133	337,169
Other, net	17,635	18,004	26,428
Net cash used in investing activities	(689,030)	(679,925)	(341,166)

Net Cash Flows From Financing Activities
Dividends paid	(1,247)	(1,245)	(188,916)
Issuance of long-term debt, net of issuance cost	296,466	347,769	272,550
Retirement of long-term debt, including reacquisition cost	(90,850)	(56,168)	(202,076)
Net decrease in notes payable	-	(48,000)	(7,000)
Other	4,296	(963)	-
Net cash provided by (used in) financing activities	208,665	241,393	(125,442)

Net Increase (Decrease) in Cash and Cash Equivalents	(17,199)	84,962	(25,349)
Cash and Cash Equivalents at Beginning of Year	88,113	3,151	28,500
Cash and Cash Equivalents at End of Year	$70,914	$88,113	$3,151

Supplemental Disclosure:
Interest paid, net of amounts capitalized	$66,441	$56,985	$63,171
Income taxes paid	$125,531	$68,348	$142,660

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CAPITALIZATION
(In thousands, except share amounts)

	As of December 31,
	2005		2004

Common Shareholder’s Equity
Common shares, no par; 350,000,000 shares authorized;
70,980,203 shares outstanding	$561,162		$561,162
Retained earnings	1,186,356		966,306
Accumulated other comprehensive income:
Minimum pension liability adjustment	(2,636)		-
	1,744,882	53.8%	1,527,468	52.9%
Preferred Securities (100,000,000 shares authorized)
Cumulative shares outstanding; not subject to mandatory
redemption:
$3.30 Series, 49,451 shares	4,945		4,945
$3.75 Series, 38,305 shares	3,831		3,831
$3.90 Series, 32,630 shares	3,263		3,263
$4.20 Series, 47,362 shares	4,736		4,736
$4.35 Series, 49,945 shares	4,994		4,994
$4.40 Series, 35,697 shares	3,570		3,570
$4.80 Series, 49,898 shares	4,990		4,990
	30,329	0.9%	30,329	1.0%
Long-Term Debt, Excluding Current Portion
Pollution control revenue obligations:
6.1% Series due 2007	1,000		1,000
5.95% Series, due 2023 (secured by general mortgage
bonds)	29,030		29,030
Variable rate series -
Due 2016 and 2017, 3.59% and 2.05%, respectively	37,600		37,600
Due 2023 (secured by general mortgage bonds),
3.59% and 2.05%, respectively	28,295		28,295
Due 2023, 3.59% and 2.05%, respectively	6,850		6,850
Due 2024, 3.59% and 2.05%, respectively	34,900		34,900
Due 2025, 3.59% and 2.05%, respectively	12,750		12,750
Notes:
6.375% Series, due 2006	-		160,000
5.125% Series, due 2013	275,000		275,000
4.65% Series, due 2014	350,000		350,000
6.75% Series, due 2031	400,000		400,000
5.75% Series, due 2035	300,000		-
Obligation under capital lease	1,184		1,524
Unamortized debt premium and discount, net	(5,358)		(5,440)
	1,471,251	45.3%	1,331,509	46.1%
Total Capitalization	$3,246,462	100.0%	$2,889,306	100.0%

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(In thousands)

	Years Ended December 31,
	2005	2004	2003

Beginning of Year	$966,306	$757,096	$757,415

Net Income	221,297	210,455	188,597

Deduct:
Dividends declared on preferred shares	1,247	1,245	1,416
Dividends declared on common shares	-	-	187,500
	1,247	1,245	188,916

End of Year	$1,186,356	$966,306	$757,096

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN ENERGY COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MIDAMERICAN ENERGY COMPANY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

(a)	Company Organization

MidAmerican Energy Company (“MidAmerican Energy”) is a public utility with electric and natural gas operations and is the principal subsidiary of MHC Inc. (“MHC”). MHC has the following nonregulated subsidiaries: InterCoast Capital Company, MidAmerican Services Company, Midwest Capital Group, Inc. and MEC Construction Services Co. MHC is the direct wholly owned subsidiary of MidAmerican Funding, LLC, (“MidAmerican Funding”), which is an Iowa limited liability company with MidAmerican Energy Holdings Company (“MidAmerican Energy Holdings”) as its sole member. MHC, MidAmerican Funding and MidAmerican Energy Holdings are public utility holding companies headquartered in Des Moines, Iowa.

(b)	Principles of Consolidation and Preparation of Financial Statements

The accompanying consolidated financial statements include MidAmerican Energy and the subsidiary under its control. In accordance with generally accepted accounting principles, the subsidiary, which is less than 100% owned but greater than 50% owned, is consolidated with a minority interest, and all significant intercompany transactions have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Certain classifications of amounts for 2005 are different than that of prior years. Accordingly, historical amounts have been reclassified. The accompanying Consolidated Balance Sheet as of December 31, 2004, reflects the reclassification of $39.5 million from Cash and Cash Equivalents to Short-Term Investments related to auction rate securities discussed in Note (1)(h). In the accompanying Consolidated Statement of Cash Flows for the year ended December 31, 2004, Cash and Cash Equivalents was reduced by $39.5 million. Additionally, the accompanying Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003, reflect Purchases of Available-for-Sale Securities totaling $646.9 million and $248.7 million, respectively, and Proceeds from Sales of Available-for-Sale Securities totaling $607.4 million and $248.7 million, respectively, related to auction rate securities.

Additionally, the accompanying Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003, reflect Purchases of Available-for-Sale Securities totaling $101.9 million and $103.7 million, respectively, and Proceeds from Sales of Available-for-Sale Securities totaling $83.7 million and $88.5 million, respectively, related to transactions of securities held in the Quad Cities Station nuclear decommissioning trusts.

(c)	Accounting for the Effects of Certain Types of Regulation

MidAmerican Energy's utility operations are subject to the regulation of the Iowa Utilities Board (“IUB”); the Illinois Commerce Commission (“ICC”); the South Dakota Public Utilities Commission, and the Federal Energy Regulatory Commission (“FERC”). MidAmerican Energy's accounting policies and the accompanying consolidated financial statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process.

A possible consequence of deregulation in the utility industry is that Statement of Financial Accounting Standards (“SFAS”) No. 71, “Accounting for the Effects of Certain Types of Regulation,” may no longer apply. SFAS No. 71 sets forth accounting principles for operations that are regulated and meet the stated criteria. For operations that meet the criteria, SFAS No. 71 requires, among other things, the deferral of expense or income that would otherwise be recognized when incurred. MidAmerican Energy's electric and gas utility operations currently meet the criteria of SFAS No. 71, but its applicability is periodically reexamined. If portions of its utility operations no longer meet the criteria of SFAS No. 71, MidAmerican Energy could be required to write off the related regulatory assets and liabilities from its balance sheet, and thus, a material adjustment to earnings in that period could result.

The following regulatory assets represent costs that are expected to be recovered in future charges to utility customers. The regulatory liabilities represent income to be recognized or returned to customers in future periods.

	As of December 31,
	Average
	Remaining Life	2005	2004
		(In thousands)
Regulatory assets:
Deferred income taxes, net	27 years	$145,967	$131,770
Unrealized loss on regulated hedges	1 year	45,431	36,794
Minimum pension liability adjustment	17 years	11,694	18,203
Debt refinancing costs	8 years	11,998	15,365
Environmental costs	1 year	4,907	9,284
Asset retirement obligations	8 years	9,208	8,273
Nuclear generation assets	14 years	6,487	6,727
Other	Various	1,509	1,581
Total		$237,201	$227,997

Regulatory liabilities:
Cost of removal accrual	27 years	$448,493	$428,719
Iowa electric settlement accrual	2 years	213,135	181,188
Asset retirement obligations	32 years	65,966	53,259
Unrealized gain on regulated hedges	1 year	29,648	7,462
Environmental insurance recovery	1 year	3,494	3,599
Nuclear insurance reserve	48 years	2,419	3,262
Total		$763,155	$677,489

Of the regulatory assets listed, only the nuclear generation assets are included in rate base and earn a return. Recovery of the assets is estimated to be over the periods shown above.

Refer to Note (14) for a discussion of the cost of removal accrual and asset retirement obligations and to Note (5) regarding the Iowa electric settlement accrual.

(d)	Revenue Recognition

Revenues are recorded in the period services are rendered to customers. MidAmerican Energy records unbilled revenues representing the estimated amount customers will be billed for services rendered between the meter reading dates in a particular month and the end of that month. Accrued unbilled revenues were $91.7 million and $68.5 million at December 31, 2005 and 2004, respectively, and are included in Receivables on the Consolidated Balance Sheets.

MidAmerican Energy's Illinois and South Dakota jurisdictional sales, or approximately 11% of total retail electric sales, and all of its retail gas sales are subject to energy adjustment clauses. MidAmerican Energy also has costs that are recovered, at least in part, through bill riders, including energy efficiency costs. The clauses and riders allow MidAmerican Energy to adjust the amounts charged for electric and gas service as the related costs change. The costs recovered in revenues through use of the adjustment clauses and bill riders are charged to expense in the same period the related revenues are recognized. At any given time, these costs may be over or under collected from customers. The total under collection included in Receivables at December 31, 2005 and 2004, was $89.5 million and $49.9 million, respectively.

(e)	Depreciation and Amortization

MidAmerican Energy's provisions for depreciation and amortization for its utility operations are based on straight-line composite rates. In November 2004, MidAmerican Energy changed the assumed life of Quad Cities Station pursuant to a 20-year extension to the operating license of the plant by the Nuclear Regulatory Commission. As a result of the change in estimated useful life, net income for 2005 was increased by $6.7 million, prior to the effect of the Iowa revenue sharing arrangement. The average depreciation and amortization rates applied to depreciable utility plant for the years ended December 31 were as follows:

	2005	2004	2003

Electric	3.8%	4.0%	4.3%
Gas	3.4%	3.4%	3.5%

Utility plant is stated at original cost which includes overhead costs, administrative costs and an allowance for funds used during construction.

The cost of repairs and minor replacements is charged to maintenance expense. Property additions and major property replacements are charged to plant accounts. In addition to asset retirement obligations required by SFAS No. 143, as discussed in Note (14), MidAmerican Energy accrues for the cost of removing electric and gas assets through its depreciation rates. The estimated accumulated amount of such accruals is included in regulatory liabilities. The original cost of depreciable units of utility plant retired or disposed of in the normal course of business is eliminated from the utility plant accounts and a similar amount is charged to accumulated depreciation.

Additionally, depreciation and amortization expense for 2005, 2004 and 2003 includes $40.9 million, $50.8 million and $54.1 million, respectively, for a regulatory charge pursuant to the terms of an electric rate settlement agreement in Iowa. Refer to Note (5) for a discussion of the settlement agreement.

An allowance for the estimated annual decommissioning costs of the Quad Cities Station equal to the level of funding into the related external trusts is also included in depreciation expense. See Note (4)(b) for additional information regarding decommissioning costs.

(f)	Investments and Nonregulated Property, Net

Investments and Nonregulated Property, Net includes the following amounts as of December 31 (in thousands):

	2005	2004

Nuclear decommissioning trusts	$228,070	$207,464
Rabbi trusts	115,267	108,156
Coal transportation property, net of accumulated depreciation
of $2,579 and $2,287, respectively	9,340	9,632
Non-utility property, net of accumulated depreciation of $4,058
and $3,124, respectively	6,967	8,063
Other	46	45
Total	$359,690	$333,360

Investments held by the nuclear decommissioning trusts for the Quad Cities Station units are classified as available-for-sale and are reported at fair value. An amount equal to the net unrealized gains and losses on those investments is recorded as an adjustment to Regulatory Liabilities on the Consolidated Balance Sheets. Funds are invested in the trusts in accordance with applicable federal investment guidelines and are restricted for use as reimbursement for costs of decommissioning MidAmerican Energy’s Quad Cities Station.

The investment in Rabbi trusts represents the cash surrender value of corporate-owned life insurance policies on certain key executives and the fair value of other related investments. The Rabbi trusts were established to administer various nonqualified executive and director compensation plans, and investments in each trust are restricted for use in meeting the costs and obligations of the trust and related compensation plans.

The coal transportation property is owned and operated by CBEC Railway Inc., a subsidiary of MidAmerican Energy. The property is depreciated on a straight-line basis over 37 years.

Non-utility property consists of property such as land, computer software and other assets not used for regulated utility purposes. The depreciable property consists primarily of computer software, which is amortized on a straight-line basis over five years.

(g)	Consolidated Statements of Cash Flows

MidAmerican Energy considers all cash and highly liquid debt instruments purchased with an original maturity of three months or less to be cash and cash equivalents for purposes of the Consolidated Statements of Cash Flows.

(h)	Short-term Investments

Short-term Investments consists of auction rate securities, which are classified as available-for-sale securities as management does not intend to hold them to maturity nor are they bought and sold with the objective of generating profits on short-term differences in price. Auction rate securities are not considered cash equivalents due to their stated maturities. The carrying value of these instruments approximates their fair value.

(i)	Accounting for Derivatives

MidAmerican Energy uses a variety of financial derivative instruments to help manage its exposure to market risk. Derivatives that qualify and are designated as “normal” purchases or sales contracts are accounted for when settled. All other derivatives are recorded as either assets or liabilities on the Consolidated Balance Sheets and are measured at fair value. Changes in the value of derivative instruments used for regulated utility hedging purposes are recorded as regulatory assets or liabilities and, therefore, would not impact earnings until realized. Revenue and cost of sales from derivative instruments used for trading purposes are presented as net nonregulated revenue on the consolidated statement of operations.

See Note (12) for further discussion on risk management and the use of derivative instruments to manage such risk.

(j)	Income Taxes

MidAmerican Energy and MidAmerican Funding recognize deferred tax assets and liabilities based on the difference between the financial statement and tax basis of assets and liabilities using estimated tax rates in effect for the year in which the differences are expected to reverse. Based on existing regulatory precedent, MidAmerican Energy is not allowed to recognize deferred income tax expense related to certain temporary differences resulting from accelerated tax depreciation and other property related basis differences. For these differences, MidAmerican Energy establishes deferred tax liabilities and regulatory assets on the consolidated balance sheets since MidAmerican Energy is allowed to recover the increased tax expense when these differences reverse.

MidAmerican Energy and MidAmerican Funding establish accruals for certain tax contingencies when, despite the belief that their tax return positions are fully supported, they also believe that certain positions may be challenged and that it is probable the positions may not be fully sustained. MidAmerican Energy and MidAmerican Funding are under continuous examination by the Internal Revenue Service and other tax authorities and account for potential losses of tax benefits in accordance with SFAS No. 5, “Accounting for Contingencies.” Tax contingency reserves included in Taxes Accrued and Other Liabilities - Other on the Consolidated Balance Sheets. Considering all tax contingency reserves, neither company expects the resolution of these matters to have a material impact on its financial position or result of operations.

The calculation of current and deferred income taxes requires management to apply judgment related to the application of complex tax laws or reverse interpretations and uncertainties related to the outcome of tax audits. Changes in such factors may result in changes to management’s estimates, which could require MidAmerican Energy or MidAmerican Funding to adjust its currently recorded tax assets and liabilities and record additional income tax expense or benefits.

(k)	Allowance for Funds Used During Construction

Allowance for funds used during construction (“AFUDC”) represents the cost of debt and equity funds used to finance utility plant construction and is computed based on guidelines set forth by the FERC. MidAmerican Energy is allowed to capitalize AFUDC as a cost of utility plant construction and record a corresponding amount of income. The amount related to debt funds is reflected as a reduction of Fixed Charges in the Consolidated Statements of Income, and the amount related to equity funds is reflected in Non-Operating Income. The capitalized AFUDC is depreciated as a cost of the related property and is included in rate base and earns a return. Refer to Note (5) for a discussion of the impact of Iowa revenue sharing arrangements on capitalized AFUDC.

(2)	Jointly Owned Utility Plant

Under joint plant ownership agreements with other utilities, MidAmerican Energy as a tenant in common had undivided interests at December 31, 2005, in jointly owned generating plants as shown in the table below. Accumulated depreciation amounts are exclusive of related cost of removal reflected in Regulatory Liabilities on the Consolidated Balance Sheet.

MidAmerican Energy accounts for its proportional share of each facility. The amounts below represent MidAmerican Energy’s share in each jointly owned unit. Each participant has provided financing for its share of each unit. Operating costs of each facility are assigned to joint owners based on ownership percentage or energy purchased, depending on the nature of the cost. Operating Expenses on the Consolidated Statements of Operations include MidAmerican Energy’s share of the expenses of these units.

	Nuclear	Coal-fired
			Council
	Quad Cities	Neal	Bluffs	Neal	Ottumwa	Louisa
	Units	Unit	Unit	Unit	Unit	Unit
	No. 1 & 2	No. 3	No. 3	No. 4	No. 1	No. 1
	(dollars in millions)

In service date	1972	1975	1978	1979	1981	1983
Percent ownership	25.0%	72.0%	79.1%	40.6%	52.0%	88.0%
Utility plant in service	$282	$143	$307	$181	$226	$575
Accumulated depreciation	$142	$94	$208	$117	$136	$322
Accredited capacity at MidAmerican
Energy 2005 peak (megawatts)	437	371	546	261	350	616

MidAmerican Energy is also a joint owner of certain 345 and 161 kilovolt transmission lines. As of December 31, 2005, MidAmerican Energy’s share of jointly owned transmission facilities totaled $86 million of utility plant in service and $40 million of related accumulated depreciation.

(3)	Inventories

Inventories includes the following amounts as of December 31 (in thousands):

	2005	2004

Materials and supplies, at average cost	$41,034	$36,998
Coal stocks, at average cost	17,668	26,659
Gas in storage, at LIFO cost	23,174	24,104
Fuel oil, at average cost	2,747	1,885
Total	$84,623	$89,646

At December 31, 2005 and 2004 prices, the current cost of gas in storage was $148.2 million and $93.4 million, respectively.

(4)   Commitments and Contingencies

(a)	Air Quality

MidAmerican Energy’s generating facilities are subject to applicable provisions of the Clean Air Act and related air quality standards promulgated by the United States Environmental Protection Agency (“EPA”). The Clean Air Act provides the framework for regulation of certain air emissions and permitting and monitoring associated with those emissions. MidAmerican Energy believes it is in material compliance with current air quality requirements.

The EPA has in recent years implemented more stringent national ambient air quality standards for ozone and new standards for fine particulate matter. These standards set the minimum level of air quality that must be met throughout the United States. Areas that achieve the standards, as determined by ambient air quality monitoring, are characterized as being in attainment of the standard. Areas that fail to meet the standard are designated as being nonattainment areas. Generally, once an area has been designated as a nonattainment area, sources of emissions that contribute to the failure to achieve the ambient air quality standards are required to make emissions reductions. The EPA has concluded that the entire state of Iowa, where MidAmerican Energy’s major emission sources are located, is in attainment of the ozone standards and the fine particulate matter standards.

On December 20, 2005, the EPA proposed strengthening the ambient air quality standard for fine particles, suggesting a range of prospective new levels for fine particulate matter and suggesting maintaining the annual standard at the current level while reducing the 24-hour standard. The EPA established a 90-day public comment period on its plan, which closes April 17, 2006, and final rules are anticipated to be issued in September 2006. Until the public comment period closes and the EPA takes final action on the proposal, the impact of the proposed rules on MidAmerican Energy cannot be determined.

On March 10, 2005, the EPA released the final Clean Air Interstate Rule (“CAIR”), calling for reductions of sulfur dioxide (“SO2”) and nitrogen oxides (“NOx”) in the eastern United States through, at each state’s option, a market-based cap and trade system, emission reductions, or both. The state of Iowa is implementing rules that exercise the option of the market-based cap and trade system. While the state of Iowa has been determined to be in attainment of the ozone and fine particulate standards, Iowa has been found to significantly contribute to nonattainment of the fine particulate standard in Cook County, Illinois; Lake County, Indiana; Madison County, Illinois; St. Clair County, Illinois; and Marion County, Indiana. The EPA has also concluded that emissions from Iowa significantly contribute to ozone nonattainment in Kenosha and Sheboygan counties in Wisconsin and Macomb County, Michigan. Under the final CAIR, the first phase reductions of SO2 emissions are effective on January 1, 2010, with the second phase reductions effective January 1, 2015. For NOx, the first phase emissions reductions are effective January 1, 2009, and the second phase reductions are effective January 1, 2015. The CAIR calls for overall reductions of SO2 and NOx in Iowa of 68% and 67%, respectively, by 2015. The CAIR will impact the operation of MidAmerican Energy’s generating facilities and will require MidAmerican Energy to either reduce emissions from those facilities through the installation of emission controls or purchase additional emission allowances, or some combination thereof.

On March 15, 2005, the EPA released the final Clean Air Mercury Rule (“CAMR”). The CAMR utilizes a market-based cap and trade mechanism to reduce mercury emissions from coal-burning power plants from the current nationwide level of 48 tons to 15 tons at full implementation. The CAMR’s two-phase reduction program requires initial reductions of mercury emission in 2010 and an overall reduction in mercury emissions from coal-burning power plants of 70% by 2018. The CAMR will impact MidAmerican Energy’s coal-burning generating facilities and will require MidAmerican Energy to either reduce emissions from those facilities through the installation of emission controls or purchase additional emission allowances, or some combination thereof.

The CAIR or the CAMR could, in whole or in part, be superseded or made more stringent by one of a number of multi-pollutant emission reduction proposals currently under consideration at the federal level, including pending legislative proposals that contemplate 70% to 90% reductions of SO2, NOX and mercury, as well as possible new federal regulation of carbon dioxide and other gases that may affect global climate change. In addition to any federal legislation that could be enacted by Congress to supersede the CAIR and the CAMR, the rules could be changed or overturned as a result of litigation. The sufficiency of the standards established by both the CAIR and CAMR has been legally challenged in the United States District Court for the District of Columbia. Until the court makes a determination regarding the merits of the challenges to the CAIR and CAMR, the full impact of the rules on MidAmerican Energy cannot be determined.

MidAmerican Energy has implemented a planning process that forecasts the site-specific controls and actions that may be required to meet emissions reductions as promulgated by the EPA. In accordance with an Iowa law passed in 2001, MidAmerican Energy has on file with the IUB its current multi-year plan and budget for managing SO2 and NOX from its generating facilities in a cost-effective manner. The plan, which is required to be updated every two years, provides specific actions to be taken at each coal-fired generating facility and the related costs and timing for each action. On July 17, 2003, the IUB issued an order that affirmed an administrative law judge’s approval of the initial plan filed April 1, 2002, as amended. On October 4, 2004, the IUB issued an order approving MidAmerican Energy’s second biennial plan as revised in a settlement MidAmerican Energy entered into with the Iowa Office of Consumer Advocate (“OCA”). That plan covers the time period from April 1, 2004 through December 31, 2006. Neither IUB order resulted in any changes to electric rates for MidAmerican Energy. The effect of the orders is to approve the prudence of expenditures made consistent with the plans. Pursuant to an unrelated rate settlement agreement approved by the IUB on October 17, 2003, if prior to January 1, 2011, capital and operating expenditures to comply with environmental requirements cumulatively exceed $325 million, then MidAmerican Energy may seek to recover the additional expenditures from customers.

Under the existing New Source Review (“NSR”) provisions of the Clean Air Act, a utility is required to obtain a permit from the EPA or a state regulatory agency prior to (1) beginning construction of a new major stationary source of an NSR-regulated pollutant or (2) making a physical or operational change to an existing facility that potentially increases emissions, unless the changes are exempt under the regulations (including routine maintenance, repair and replacement of equipment). In general, projects subject to NSR regulations are subject to pre-construction review and permitting under the Prevention of Significant Deterioration (“PSD”) provisions of the Clean Air Act. Under the PSD program, a project that emits threshold levels of regulated pollutants must undergo a Best Available Control Technology analysis and evaluate the most effective emissions controls. These controls must be installed in order to receive a permit. Violations of NSR regulations, which may be alleged by the EPA, states, and environmental groups, among others, potentially subject a utility to material expenses for fines and other sanctions and remedies including requiring installation of enhanced pollution controls and funding supplemental environmental projects.

In recent years, the EPA has requested from several utilities information and supporting documentation regarding their capital projects for various generating plants. The requests were issued as part of an industry-wide investigation to assess compliance with the NSR and the New Source Performance Standards of the Clean Air Act. In December 2002 and April 2003, MidAmerican Energy received requests from the EPA to provide documentation related to its capital projects from January 1, 1980, to April 2003 for a number of its generating plants. MidAmerican Energy has submitted information to the EPA in responses to these requests, and there are currently no outstanding data requests pending from the EPA. MidAmerican Energy cannot predict the outcome of these requests at this time.

In 2002 and 2003, the EPA proposed various changes to its NSR rules that clarify what constitutes routine repair, maintenance and replacement for purposes of triggering NSR requirements. These changes have been subject to legal challenge and, until such time as the legal challenges are resolved and the rules are effective, MidAmerican Energy will continue to manage projects at its generating plants in accordance with the rules in effect prior to 2002. On June 24, 2005, the Washington D.C. Circuit Court upheld major portions of the EPA’s 2002 NSR Rule but invalidated other portions. On October 13, 2005, the EPA proposed a rule that would change or clarify how emission increases are to be calculated for purposes of determining the applicability of the NSR permitting program for existing power plants and opened a public comment period, which ended on February 17, 2006. The impact of these proposed changes on MidAmerican Energy cannot be determined until after the rule is finalized and implemented.

(b)	Nuclear Decommissioning Costs

Expected nuclear decommissioning costs for Quad Cities Station have been developed based on a site-specific decommissioning study that includes decontamination, dismantling, site restoration, dry fuel storage cost and an assumed shutdown date. Quad Cities Station nuclear decommissioning costs are included in base rates in MidAmerican Energy’s Iowa tariffs.

MidAmerican Energy's share of estimated decommissioning costs for Quad Cities Station as of December 31, 2005, was $163 million and is reflected in Asset Retirement Obligations on the Consolidated Balance Sheet. Refer to Note (14) for a discussion of asset retirement obligations. MidAmerican Energy has established trusts for the investment of funds for decommissioning the Quad Cities Station. The fair value of the assets held in the trusts was $228.1 million as of December 31, 2005, and is reflected in Investments and Nonregulated Property, Net on the Consolidated Balance Sheets.

MidAmerican Energy's depreciation and amortization expense included costs for Quad Cities Station nuclear decommissioning of $8.3 million for each of the years 2005, 2004 and 2003. The regulatory provision charged to expense is equal to the funding that is being collected in Iowa rates.

(c)	Nuclear Insurance

MidAmerican Energy maintains financial protection against catastrophic loss associated with its interest in Quad Cities Station through a combination of insurance purchased by Exelon Generation Company, LLC (the operator and joint owner of Quad Cities Station), insurance purchased directly by MidAmerican Energy, and the mandatory industry-wide loss funding mechanism afforded under the Price-Anderson Amendments Act of 1988, which was amended and extended by the Energy Policy Act of 2005. The general types of coverage are: nuclear liability, property coverage and nuclear worker liability.

Exelon Generation purchases private market nuclear liability insurance for Quad Cities Station in the maximum available amount of $300 million, which includes coverage for MidAmerican Energy's ownership. In accordance with the Price-Anderson Amendments Act of 1988, as amended and extended by the Energy Policy Act of 2005, excess liability protection above that amount is provided by a mandatory industry-wide Secondary Financial Protection program under which the licensees of nuclear generating facilities could be assessed for liability incurred due to a serious nuclear incident at any commercial nuclear reactor in the United States. Currently, MidAmerican Energy's aggregate maximum potential share of an assessment for Quad Cities Station is approximately $50.3 million per incident, payable in installments not to exceed $7.5 million annually.

The property insurance covers property damage, stabilization and decontamination of the facility, disposal of the decontaminated material and premature decommissioning arising out of a covered loss. For Quad Cities Station, Exelon Generation purchases primary and excess property insurance protection for the combined interests in Quad Cities Station, with coverage limits totaling $2.1 billion. MidAmerican Energy also directly purchases extra expense coverage for its share of replacement power and other extra expenses in the event of a covered accidental outage at Quad Cities Station. The property and related coverages purchased directly by MidAmerican Energy and by Exelon Generation, which includes the interests of MidAmerican Energy, are underwritten by an industry mutual insurance company and contain provisions for retrospective premium assessments should two or more full policy-limit losses occur in one policy year. Currently, the maximum retrospective amounts that could be assessed against MidAmerican Energy from industry mutual policies for its obligations associated with Quad Cities Station total $9.0 million.

The master nuclear worker liability coverage, which is purchased by Exelon Generation for Quad Cities Station, is an industry-wide guaranteed-cost policy with an aggregate limit of $300 million for the nuclear industry as a whole, which is in effect to cover tort claims of workers in nuclear-related industries.

(d)	Purchase Commitments

MidAmerican Energy has coal supply and related transportation contracts for its fossil fueled generating stations. As of December 31, 2005, the contracts, with expiration dates ranging from 2006 to 2010, required minimum payments of $87.4 million, $70.0 million, $35.6 million, $35.2 million and $16.1 million for the years 2006 through 2010, respectively. MidAmerican Energy expects to supplement these coal contracts with additional contracts and spot market purchases to fulfill its future fossil fuel needs. Additionally, MidAmerican Energy has a transportation contract for a natural gas-fired generating plant. The contract, which expires in 2012, requires minimum payments of $6.0 million for each year.

MidAmerican Energy also has contracts to purchase electric capacity. As of December 31, 2005, the contracts, with expiration dates ranging from 2006 to 2028, required minimum payments of $26.2 million, $27.5 million, $35.7 million, $28.9 million and $9.4 million for the years 2006 through 2010, respectively, and $165.3 million for the total of the years thereafter.

MidAmerican Energy has various natural gas supply and transportation contracts for its gas operations. As of December 31, 2005, the contracts, with expiration dates ranging from 2006 to 2017, required minimum payments of $61.5 million, $51.0 million, $16.7 million, $10.9 million and $5.7 million for the years 2006 through 2010, respectively, and $16.9 million for the total of the years thereafter.

MidAmerican Energy has non-cancelable operating leases primarily for computer equipment, office space and rail cars. Rental payments on non-cancelable operating leases totaled $7.8 million for 2005, $7.9 million for 2004 and $7.9 million for 2003. As of December 31, 2005, the minimum payments under these leases were $6.9 million, $6.0 million, $4.5 million, $2.3 million and $1.8 million for the years 2006 through 2010, respectively, and $7.4 million for the total of the years thereafter.

(e)	Guarantees

MidAmerican Energy is the lessee on operating leases for coal railcars that contain guarantees of the residual value of such equipment throughout the term of the leases. Events triggering the residual guarantees include termination of the lease, loss of the equipment or purchase of the equipment. Lease terms are for five years with provisions for extensions. As of December 31, 2005, the maximum amount of such guarantees specified in these leases totaled $29.4 million. These guarantees are not reflected on the Consolidated Balance Sheets.

(f)	Deferred Construction Costs

On February 12, 2003, MidAmerican Energy executed a contract with Mitsui & Co. Energy Development, Inc. (“Mitsui”) for engineering, procurement and construction of a 790-MW (based on expected accreditation) coal-fired generating plant expected to be completed in the summer of 2007. MidAmerican Energy currently holds a 60.67% individual ownership interest as a tenant in common with the other owners of the plant. Under the contract, MidAmerican Energy is allowed to defer payments, including the other owners’ shares, for up to $200.0 million of billed construction costs through the end of the project. Deferred payments as of December 31, 2005 and 2004, totaled $200.0 million and $152.3 million, respectively, and are reflected in Other Liabilities - Other on the Consolidated Balance Sheets.

An asset representing the other owners’ share of the deferred payment is reflected in Other Assets on the Consolidated Balance Sheets and totaled $78.7 million and $59.9 million as of December 31, 2005 and 2004, respectively. MidAmerican Energy will bill each of the other owners for its share of the deferred payments when payment is made to Mitsui.

(g)	Other Commitments and Contingencies

MidAmerican Energy is involved in a number of other legal proceedings and claims. While management is unable to predict the ultimate outcome of these matters, it is not expected that their resolution will have a material adverse effect on the results of operations and financial condition.

(5)	Rate Matters

Under a series of settlement agreements between MidAmerican Energy, the OCA and other intervenors approved by the IUB, MidAmerican Energy has agreed not to seek a general increase in electric rates prior to 2012 unless, beginning in 2006, its Iowa jurisdictional electric return on equity for any year falls below 10%. Prior to filing for a general increase in electric rates, MidAmerican Energy is required to conduct 30 days of good faith negotiations with the signatories to the settlement agreements to attempt to avoid a general increase in such rates. As a party to the settlement agreements, the OCA has agreed not to request or support any decrease in MidAmerican Energy’s Iowa electric rates prior to January 1, 2012. The settlement agreements specifically allow the IUB to approve or order electric rate design or cost of service rate changes that could result in changes to rates for specific customers as long as such changes do not result in an overall increase in revenues for MidAmerican Energy. The settlement agreements also each provide that portions of revenues associated with Iowa retail electric returns on equity within specified ranges will be recorded as a regulatory liability.

Under a settlement agreement approved by the IUB on December 21, 2001, which was effective through December 31, 2005, an amount equal to 50% of revenues associated with returns on equity between 12% and 14%, and 83.33% of revenues associated with returns on equity above 14%, in each year was recorded as a regulatory liability. A settlement agreement which was filed in conjunction with MidAmerican Energy’s application for ratemaking principles on its 2004/2005 wind power project and approved by the IUB on October 17, 2003, provides that during the period January 1, 2006 through December 31, 2010, an amount equal to 40% of revenues associated with returns on equity between 11.75% and 13%, 50% of revenues associated with returns on equity between 13% and 14%, and 83.3% of revenues associated with returns on equity above 14%, in each year will be recorded as a regulatory liability.

A settlement agreement approved by the IUB on January 31, 2005, in conjunction with MidAmerican Energy’s 2005 expansion of its wind power project extended through 2011 MidAmerican Energy’s commitment not to seek a general increase in electric rates unless its Iowa jurisdictional electric return on equity falls below 10%. It also extended the revenue sharing mechanism through 2011, and the OCA agreed not to seek any decrease in Iowa electric base rates to become effective before January 1, 2012.

On December 16, 2005, MidAmerican Energy filed with the IUB a settlement agreement between MidAmerican Energy and the OCA regarding ratemaking principles for up to 545 MW of additional wind generation capacity in Iowa, based on nameplate ratings. The settlement agreement, which is subject to IUB approval, extends through 2012 MidAmerican Energy’s commitment not to seek a general increase in electric rates unless its Iowa jurisdictional electric return on equity for the calendar year 2011 falls below 10%. Additionally, the revenue sharing mechanism is extended through 2012, and the OCA agrees not to seek any decrease in Iowa electric based rates to become effective prior to January 1, 2013.

The regulatory liabilities created by the settlement agreements are recorded as a regulatory charge in depreciation and amortization expense when the liability is accrued. Additionally, interest expense is accrued on the portion of the regulatory liability balance recorded in prior years. The regulatory liabilities created for the years through 2010 are expected to be reduced as they are credited against plant in service associated with generating plant additions. As a result of the credit applied to generating plant balances from the reduction of the regulatory liabilities, future depreciation will be reduced. The regulatory liability accrued for 2011 and 2012, if any, will be credited to customer bills in 2012 and 2013, respectively. The change in the balance of the regulatory liability is summarized as follows (in thousands):

	2005	2004

Balance January 1	$181,188	$144,418
Current year revenue sharing	40,904	50,792
Interest costs	6,850	3,970
Amounts applied to utility plant in service	(15,807)	(17,992)
Balance December 31	$213,135	$181,188

Illinois bundled electric rates are frozen until January 1, 2007, subject to certain exceptions allowing for increases, at which time bundled rates may be increased or decreased by the ICC. Illinois law provides that, through 2006, Illinois earnings above a computed level of return on common equity are to be shared equally between regulated retail electric customers and MidAmerican Energy. MidAmerican Energy’s computed level of return on common equity is based on a rolling two-year average of the Monthly Treasury Long-Term Average Rate, as published by the Federal Reserve System, plus a premium of 8.5% for 2000 through 2004 and a premium of 12.5% for 2005 and 2006. The two-year average above which sharing must occur for 2005 was 15.41%, which reflects a blend of the premiums for 2004 and 2005. The law allows MidAmerican Energy to mitigate the sharing of earnings above the threshold return on common equity through accelerated recovery of electric assets.

(6)	Long-Term Debt

MidAmerican Energy’s annual sinking fund requirements and maturities of long-term debt through 2010 are $160.5 million, $1.7 million and $0.4 million, for 2006, 2007 and 2008, respectively. Refer to MidAmerican Energy's Consolidated Statements of Capitalization for detail of long-term debt.

MidAmerican Energy’s Variable Rate Pollution Control Revenue Obligations bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. MidAmerican Energy, at its option, may change the mode of interest calculation for these bonds by selecting from among several floating or fixed rate alternatives. The interest rates shown in the Consolidated Statements of Capitalization are the weighted average interest rates as of December 31, 2005 and 2004. MidAmerican Energy maintains a revolving credit facility agreement to provide liquidity for holders of these issues.

The indenture pertaining to MidAmerican Energy’s unsecured senior notes provides that if MidAmerican Energy were to issue secured debt in the future, then such unsecured senior notes, as may then be existing, would equally and ratably be secured thereby. As of December 31, 2005, MidAmerican Energy was in compliance with all of its applicable long-term debt covenants.

MidAmerican Energy does not guarantee any of MidAmerican Funding’s long-term debt. However, all of MidAmerican Energy’s common stock is security for MidAmerican Funding’s long-term debt. Among other sources, MidAmerican Funding may use distributions from MidAmerican Energy to make payments on its long-term debt. Refer to Note (6) of MidAmerican Funding’s Notes to Consolidated Financial Statements.

On November 1, 2005, MidAmerican Energy issued $300 million of 5.75% medium-term notes due in 2035. The proceeds are being used to support construction of electric generation projects and for general corporate purposes.

(7)	Short-Term Borrowing

Interim financing of working capital needs and the construction program may be obtained with unaffiliated parties from the sale of commercial paper or short-term borrowing from banks. As of December 31, 2005 and 2004, MidAmerican Energy had no short-term debt outstanding. Information regarding short-term debt average daily amounts follows (dollars in thousands):

	2005	2004

Average daily amount outstanding during the year	$84	$3,579
Weighted average interest rate on average daily amount outstanding during the year	4.0%	1.1%

MidAmerican Energy has authority from the FERC to issue through April 14, 2007, short-term debt in the form of commercial paper and bank notes aggregating $500.0 million. MidAmerican Energy has in place a $425.0 million revolving credit facility expiring November 18, 2009, which supports its $304.6 million commercial paper program and its variable rate pollution control revenue obligations. The related credit agreement requires that MidAmerican Energy’s ratio of consolidated debt to total capitalization, including current maturities, not exceed 0.65 to 1 as of the last day of any quarter. In addition, MidAmerican Energy has a $5.0 million line of credit, which expires July 1, 2006. As of December 31, 2005, MidAmerican Energy had no commercial paper or bank notes outstanding, and the full amount of the revolving credit facility and line of credit was available. As of December 31, 2005, MidAmerican Energy was in compliance with all covenants related to its short-term borrowings.

(8)	Preferred Securities

The total outstanding cumulative preferred securities of MidAmerican Energy are not subject to mandatory redemption requirements and may be redeemed at the option of MidAmerican Energy at prices which, in the aggregate, total $31.1 million. The aggregate total the holders of all preferred securities outstanding at December 31, 2005, are entitled to upon involuntary bankruptcy is $30.3 million plus accrued dividends. Annual dividend requirements for all preferred securities outstanding at December 31, 2005, total $1.2 million.

(9)	Retirement Plans

MidAmerican Energy sponsors a noncontributory defined benefit pension plan covering substantially all employees of MidAmerican Energy Holdings and its domestic energy subsidiaries. Benefit obligations under the plan are based on a cash balance arrangement for salaried employees and certain union employees and final average pay formulas for most union employees. Funding to the established trust is based upon the actuarially determined costs of the plan and the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. MidAmerican Energy has been allowed to recover accrued pension costs related to its employees in its electric and gas service rates. MidAmerican Energy also maintains noncontributory, nonqualified defined benefit supplemental executive retirement plans for active and retired participants.

MidAmerican Energy also sponsors certain postretirement health care and life insurance benefits covering substantially all retired employees of MidAmerican Energy Holdings and its domestic energy subsidiaries. Under the plans, substantially all of MidAmerican Energy’s employees may become eligible for these benefits if they reach retirement age while working for MidAmerican Energy. On July 1, 2004, the postretirement benefit plan was amended for non-union participants. As a result, non-union employees hired July 1, 2004, and after are no longer eligible for postretirement benefits other than pensions. The plan, as amended, establishes retiree medical accounts for participants to which MidAmerican Energy makes fixed contributions until the employee’s retirement. Participants will use such accounts to pay a portion of their medical premiums during retirement. MidAmerican Energy retains the right to change these benefits anytime, subject to the provisions in its collective bargaining agreements. MidAmerican Energy has been allowed to recover accrued postretirement benefit costs related to its employees in its electric and gas service rates.

MidAmerican Energy bills to and is reimbursed currently for affiliates’ share of the net periodic benefit costs from all plans such affiliates participate in, as determined by MidAmerican Energy’s actuaries. In 2005, 2004 and 2003, MidAmerican Energy’s share of pension cost was $16.8 million, $14.5 million and $14.2 million, respectively. MidAmerican Energy’s share of postretirement cost in 2005, 2004 and 2003 totaled $12.6 million, $18.9 million and $22.4 million, respectively. For purposes of calculating the expected return on pension plan assets, a market-related value is used. Market-related value is equal to fair value except for gains and losses on equity investments, which are amortized into market-related value on a straight-line basis over five years. Net periodic benefit cost for the pension, including supplemental retirement, and postretirement benefits plans of MidAmerican Energy and the aforementioned affiliates included the following components for the years ended December 31.

	Pension			Postretirement
	2005	2004	2003	2005	2004	2003

Components of net periodic benefit cost (in thousands):
Service cost	$25,840	$25,568	$24,693	$6,669	$7,842	$8,175
Interest cost	36,518	35,159	34,533	13,455	15,716	16,065
Expected return on plan assets	(38,188)	(38,258)	(38,396)	(9,611)	(8,437)	(6,008)
Amortization of net transition obligation	-	(792)	(2,591)	2,403	3,283	4,110
Amortization of prior service cost	2,766	2,758	2,761	-	296	593
Amortization of prior year (gain) loss	1,271	1,569	1,483	1,554	3,299	3,716
Regulatory expense	-	-	3,320	-	-	-
Net periodic benefit cost	$28,207	$26,004	$25,803	$14,470	$21,999	$26,651

Weighted-average assumptions used to
determine benefit obligations as of
December 31:
Discount rate	5.75%	5.75%	5.75%	5.75%	5.75%	5.75%
Rate of compensation increase	5.00%	5.00%	5.00%	Not applicable

Weighted average assumptions used to
determine net benefit cost for the years
ended December 31:
Discount rate	5.75%	5.75%	5.75%	5.75%	5.75%	5.75%
Expected return on plan assets	7.00%	7.00%	7.00%	7.00%	7.00%	7.00%
Rate of compensation increase	5.00%	5.00%	5.00%	Not applicable

	2005	2004

Assumed health care cost trend rates as of December 31:
Health care cost trend rate assumed for next year	9.00%	10.00%
Rate that the cost trend rate gradually declines to	5.00%	5.00%
Year that the rate reaches the rate it is assumed to remain at	2010	2010

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	Increase (Decrease) in Expense
	One Percentage-Point	One Percentage-Point
	Increase	Decrease

Effect on total service and interest cost	$2,418	$(1,891)
Effect on postretirement benefit obligation	$26,434	$(21,350)

The following table presents a reconciliation of the fair value of plan assets, benefit obligation, and funded status of the aforementioned plans to the net amounts measured and recognized in the Consolidated Balance Sheets as of December 31 (in thousands):

	Pension Benefits		Postretirement Benefits
	2005	2004	2005	2004

Reconciliation of the fair value of plan assets:
Fair value of plan assets at beginning of year	$591,628	$551,568	$179,375	$157,849
Employer contributions	5,786	5,083	16,615	23,782
Participant contributions	-	-	9,096	7,733
Actual return on plan assets	46,966	63,151	5,958	9,698
Benefits paid	(31,551)	(28,174)	(20,144)	(19,687)
Fair value of plan assets at end of year	612,829	591,628	190,900	179,375

Reconciliation of benefit obligation:
Benefit obligation at beginning of year	657,406	620,048	256,044	297,433
Service cost	25,840	25,568	6,669	7,841
Interest cost	36,518	35,159	13,455	15,716
Participant contributions	-	-	9,096	7,733
Plan change	(3,184)	-	(421)	(19,219)
Actuarial (gain) loss	(6,917)	4,805	(15,141)	(33,773)
Benefits paid	(31,551)	(28,174)	(20,144)	(19,687)
Benefit obligation at end of year	678,112	657,406	249,558	256,044

Funded status	(65,283)	(65,778)	(58,658)	(76,669)
Amounts not recognized in the Consolidated
Balance Sheets:
Unrecognized net (gain) loss	(51,285)	(34,319)	29,725	42,768
Unrecognized prior service cost	9,207	15,157	-	-
Unrecognized net transition obligation (asset)	-	-	16,820	19,641
Net amount recognized in the Consolidated
Balance Sheets	$(107,361)	$(84,940)	$(12,113)	$(14,260)

Net amount recognized in the Consolidated
Balance Sheets consist of:
Accrued benefit liability	$(135,506)	$(117,357)	$(83)	$(57)
Intangible assets	11,939	14,653	-	-
Regulatory assets	11,694	17,764	-	-
Accumulated other comprehensive income	4,512	-	-	-
Liability of affiliate company	-	-	(12,030)	(14,203)
Net amount recognized	$(107,361)	$(84,940)	$(12,113)	$(14,260)

The portion of the pension projected benefit obligation, included in the table above, related to the supplemental executive retirement plan was $105.7 million and $106.5 million as of December 31, 2005 and 2004, respectively. The supplemental executive retirement plan has no assets, and accordingly, the fair value of its plan assets was zero as of December 31, 2005 and 2004. The accumulated benefit obligation for all defined benefit pension plans was $608.4 million and $585.4 million at December 31, 2005 and 2004, respectively. Of those amounts, the supplemental executive retirement plan accumulated benefit obligation totaled $102.2 million and $102.3 million for 2005 and 2004, respectively.

Although the supplemental executive retirement plan had no assets as of December 31, 2005, MidAmerican Energy and MidAmerican Energy Holdings have Rabbi trusts that hold corporate-owned life insurance and other investments to provide funding for the future cash requirements. Because this plan is nonqualified, the assets in the Rabbi trusts are not considered plan assets. The cash surrender value of all of the policies included in the Rabbi trusts plus the fair market value of other Rabbi trust investments was $102.9 million and $98.8 million at December 31, 2005 and 2004, respectively, of which $70.6 million and $68.7 million was held by MidAmerican Energy at December 31, 2005 and 2004, respectively, with the remainder held by MidAmerican Energy Holdings.

Plan Assets

MidAmerican Energy’s investment policy for its pension and postretirement plans is to balance risk and return through a diversified portfolio of high-quality equity and fixed income securities. Asset allocation for the pension and postretirement plans are as indicated in the tables below. Maturities for fixed income securities are managed to targets consistent with prudent risk tolerances. Sufficient liquidity is maintained to meet near-term benefit payment obligations. The plans retain outside investment advisors to manage plan investments within the parameters outlined by the MidAmerican Energy Pension and Employee Benefits Plans Administrative Committee. The weighted average return on assets assumption is based on historical performance for the types of assets in which the plans invest.

MidAmerican Energy’s pension plan asset allocation as of December 31, was as follows:

	Percentage of Plan Assets
			Target
	2005	2004	Range

Equity securities	66%	71%	65-75%
Debt securities	26	22	20-30
Real estate	6	6	0-10
Other	2	1	0-5
Total	100%	100%

MidAmerican Energy’s postretirement benefit plan asset allocation as of December 31, was as follows:

	Percentage of Plan Assets
			Target
	2005	2004	Range

Equity securities	50%	49%	45-55%
Debt securities	48	47	45-55
Real estate	-	-	-
Other	2	4	0-10
Total	100%	100%

Cash Flows

Net periodic benefit costs assigned to MidAmerican Energy affiliates are reimbursed currently in accordance with its intercompany administrative services agreements. MidAmerican Energy’s expected benefit payments to participants for its pension and postretirement plans for 2006 through 2010 and for the five years thereafter are summarized below (in thousands):

	Projected Benefit Payments
		Postretirement
	Pension	Gross	Medicare Subsidy	Net of Subsidy

2006	$32,545	$14,054	$2,350	$11,704
2007	34,771	15,336	2,533	12,803
2008	37,347	16,434	2,719	13,715
2009	41,125	17,419	2,888	14,531
2010	45,030	18,525	3,032	15,493
2011-15	275,118	107,131	17,728	89,403

Employer contributions to the pension and postretirement plans are expected to be $6.7 million and $14.5 million, respectively, for 2006. MidAmerican Energy's policy is to contribute the minimum required amount to the pension plan and the amount expensed to its postretirement plans.

MidAmerican Energy sponsors defined contribution pension plans (401(k) plans) covering substantially all employees. MidAmerican Energy’s contributions vary depending on the plan but are based primarily on each participant's level of contribution and cannot exceed the maximum allowable for tax purposes. Total MidAmerican Energy contributions were $9.3 million, $8.7 million and $8.3 million for 2005, 2004 and 2003, respectively.

In December 2003, the President signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Act”). The Medicare Act introduces a prescription drug benefit under Medicare as well as a subsidy to sponsors of retiree health care plans that provide a benefit to participants that is at least actuarially equivalent to Medicare Part D. Detailed regulations pertaining to the Medicare Act were promulgated in 2004 resulting in a $23.8 million subsidy to MidAmerican Energy to be used for any valid business purpose. The subsidy is reflected as an actuarial gain in benefit obligation in 2004 in the table above. The impact of the Medicare Act on the net periodic postretirement benefit expense is reflected in 2005.

(10)	Segment Information

MidAmerican Energy has changed its reportable operating segments.  All amounts are reflected on a consistent basis in accordance with the new segment designations. MidAmerican Energy has identified two reportable operating segments: electric and gas. The electric segment derives most of its revenue from regulated retail sales of electricity to residential, commercial, and industrial customers and from wholesale sales to other utilities. The gas segment derives most of its revenue from regulated retail sales of natural gas to residential, commercial, and industrial customers and also obtains significant revenues by transporting gas owned by others through its distribution system. Pricing for regulated electric and gas sales is established separately by regulatory agencies; therefore, management also reviews each segment separately to make decisions regarding allocation of resources and in evaluating performance. Common operating costs, interest income, interest expense and income tax expense are allocated to each segment based on MidAmerican Energy allocators most related to the nature of the cost. “Nonregulated and Other” in the tables below consists principally of nonregulated gas and nonregulated electric activities.

The following tables provide information on an operating segment basis as of and for the years ended December 31 (in thousands):

	2005	2004	2003
Segment Profit Information
Operating revenues:
Electric	$1,513,239	$1,421,709	$1,397,997
Gas	1,322,717	1,010,909	947,393
Nonregulated and other	324,381	263,735	250,422
Total	$3,160,337	$2,696,353	$2,595,812

Depreciation and amortization expense:
Electric	$237,274	$235,240	$249,503
Gas	30,354	29,712	30,147
Nonregulated and other (a)	1,315	1,255	1,153
Total	$268,943	$266,207	$280,803

Interest and dividend income:
Electric	$5,112	$3,809	$4,262
Gas	1,039	765	919
Nonregulated and other	15	8	10
Total	6,166	4,582	5,191
Eliminations	(150)	(181)	(235)
Consolidated	$6,016	$4,401	$4,956

Fixed charges and preferred dividends:
Electric	$68,782	$60,950	$61,142
Gas	10,694	10,037	11,587
Nonregulated and other	271	300	356
Total	79,747	71,287	73,085
Eliminations	(150)	(181)	(235)
Consolidated	$79,597	$71,106	$72,850

	2005	2004	2003
Segment Profit Information (continued)
Earnings on common stock:
Electric	$193,675	$171,490	$150,645
Gas	21,880	27,825	29,181
Nonregulated and other	4,495	9,895	7,355
Total	$220,050	$209,210	$187,181

Segment Asset Information
Capital expenditures:
Electric	$713,645	$690,157	$335,618
Gas	52,555	49,768	40,600
Nonregulated and other	329	457	1,257
Total	$766,529	$740,382	$377,475

Total assets:
Electric	$4,698,923	$4,273,847	$3,596,003
Gas	1,052,978	856,142	820,776
Nonregulated and other	174,870	48,034	60,599
Total	5,926,771	5,178,023	4,477,378
Reclassifications and eliminations (b)	(62,634)	(66,072)	(72,944)
Consolidated	$5,864,137	$5,111,951	$4,404,434

(a)
Depreciation and amortization expense above includes depreciation related to nonregulated operations, which is included in Nonregulated Operating Expense - Other on the Consolidated Statements of Operations.

(b)
Reclassifications and eliminations relate principally to the reclassification of income tax balances in accordance with generally accepted accounting principles and the elimination of intercompany accounts receivables and payables.

(11)	Income Taxes

MidAmerican Energy is included in the MidAmerican Energy Holdings consolidated income tax return. However, MidAmerican Energy’s income tax liability is computed on a stand-alone basis. Accordingly, all of MidAmerican Energy’s accrued and deferred income taxes are payable to MidAmerican Energy Holdings.

MidAmerican Energy’s income tax expense includes the following for the years ended December 31 (in thousands):

	2005	2004	2003
Current:
Federal	$91,055	$64,827	$97,304
State	24,370	1,797	33,411
	115,425	66,624	130,715
Deferred:
Federal	7,144	46,848	9,996
State	(3,532)	(6,950)	(5,074)
	3,612	39,898	4,922

Investment tax credit, net	(4,181)	(4,367)	(4,376)
Total	$114,856	$102,155	$131,261

The following table is a reconciliation of the statutory federal income tax rate and the effective federal and state income tax rate indicated by the Consolidated Statements of Operations for the years ended December 31:

	2005	2004	2003

Statutory federal income tax rate	35%	35%	35%
Amortization of investment tax credit	(1)	(1)	(1)
State income tax, net of federal income tax benefit	5	6	6
Settlement of income tax audits	-	(3)	-
Renewable electricity production tax credits	(3)	-	-
Effects of ratemaking	(2)	(2)	2
Other	-	(2)	(1)
Effective federal and state income tax rate	34%	33%	41%

Deferred Income Taxes on the Consolidated Balance Sheets included the following as of December 31 (in thousands):

	2005	2004
Deferred tax assets related to:
Revenue sharing	$92,040	$79,903
Pensions	49,200	39,817
Nuclear reserves and decommissioning	14,963	27,111
Accrued liabilities	920	979
Other	2,451	4,248
	159,574	152,058

Deferred tax liabilities related to:
Depreciable property	473,131	472,106
Regulatory asset for income taxes	145,967	131,770
Fuel cost recoveries	9,896	887
Reacquired debt	2,472	3,876
	631,466	608,639

Net deferred income tax liability	$471,892	$456,581

(12)	Risk Management

MidAmerican Energy is exposed to loss of net income, cash flows and asset values due to market risk, including: 1) changes in the market price of gas, electricity and fuel used in its regulated and nonregulated businesses, 2) variations in the severity of weather conditions from normal, and 3) changes in interest rates. See also Note (13) for a discussion of MidAmerican Energy’s exposure to credit risk. To manage these exposures, MidAmerican Energy enters into various financial derivative instruments, including futures, swaps, options and forward physical contracts. Through the functioning of a risk oversight committee, senior management provides the overall direction, structure, conduct and control of MidAmerican Energy's risk management activities, including authorization and communication of risk management policies and procedures, the use of financial derivative instruments, strategic hedging program guidelines, appropriate market and credit risk limits, and appropriate systems for recording, monitoring and reporting the results of transactional and risk management activities.

As of December 31, 2005, MidAmerican Energy held derivative instruments used for non-trading and trading purposes with the following fair values (in thousands):

	Maturity
Contract Type	2006	2007-09	After 2009	Total
Non-trading:
Regulated electric assets	$17,391	$30	$-	$17,421
Regulated electric (liabilities)	(28,239)	(5,963)	-	(34,202)
Regulated gas assets	14,394	-	-	14,394
Regulated gas (liabilities)	(13,396)	-	-	(13,396)
Regulated weather assets	895	-	-	895
Nonregulated electric assets	2,001	-	-	2,001
Nonregulated electric (liabilities)	(900)	-	-	(900)
Nonregulated gas assets	17,813	5,809	56	23,678
Nonregulated gas (liabilities)	(18,845)	(5,077)	(33)	(23,955)
Nonregulated weather assets	31	-	-	31
Total	(8,855)	(5,201)	23	(14,033)

Trading:
Nonregulated electric assets	116	-	-	116
Nonregulated electric (liabilities)	(228)	-	-	(228)
Total	(112)	-	-	(112)

Total MidAmerican Energy assets	$52,641	$5,839	$56	$58,536
Total MidAmerican Energy (liabilities)	$(61,608)	$(11,040)	$(33)	$(72,681)

Derivative instruments maturing within one year are reflected in Current Assets-Other or Current Liabilities-Other on the Consolidated Balance Sheets as appropriate. Derivative instruments with maturities greater than one year are reflected in either Other Assets or Other Liabilities-Other.

Commodity Price Risk

Under the current regulatory framework, MidAmerican Energy is allowed to recover its cost of gas from all of its regulated gas customers through a purchased gas adjustment clause included in revenues. Accordingly, MidAmerican Energy’s regulated gas customers, although ensured of the availability of gas supplies, retain the risk associated with market price volatility. In order to mitigate a portion of the market price risk retained by its regulated gas customers through the purchased gas adjustment clause, MidAmerican Energy uses natural gas futures, options and over-the-counter agreements. The realized gains and losses on these derivative instruments are assigned to regulated gas customers through the purchased gas adjustment clause.

MidAmerican Energy is exposed to variations in the price of fuel for generation and the price of wholesale power to be purchased or sold. Under typical operating conditions, MidAmerican Energy has sufficient generation to supply its regulated retail electric needs, but may, at times, need to purchase electric power. MidAmerican Energy may incur a loss if the costs of fuel for generation or any purchases of electric power are higher than MidAmerican Energy is permitted to recover from its customers under current electric rates. MidAmerican Energy uses physical and financial forward contracts to mitigate these regulated electric price risks.

MidAmerican Energy also derives revenues from nonregulated retail sales of natural gas and electricity to commercial and industrial end users. Pricing provisions are individually negotiated with these customers and may include fixed prices, prices based on a daily or monthly market index or prices based on MidAmerican Energy’s actual costs. MidAmerican Energy enters into natural gas futures, options and swap agreements to economically hedge gas commodity prices for physical delivery to nonregulated customers. Forward physical supply contracts are generally entered into in close proximity to entering into retail electric contracts to offset the impact of variances in electricity prices. Nonregulated retail physical electric contracts are considered “normal” purchases or sales and gains and losses on such contracts are recognized when settled. All other nonregulated gas and electric contracts are recorded at fair value.

Derivative instruments are used to economically hedge both committed and forecasted energy purchases and sales. Realized gains and losses on all hedges are recognized in income as operating revenues; cost of fuel, energy and capacity; or cost of gas sold, depending upon the nature of the item being hedged. Net unrealized gains and losses on hedges utilized for regulated purposes are recorded as regulatory assets or liabilities. Unrealized gains or losses on nonregulated derivative financial instruments are recognized in income.

(13)	Concentration of Credit Risk

Regulated Utility Operations

MidAmerican Energy's regulated electric utility operations serve approximately 618,000 customers in Iowa, 84,000 customers in western Illinois and 4,000 customers in southeastern South Dakota. MidAmerican Energy's regulated gas utility operations serve 539,000 customers in Iowa, 66,000 customers in western Illinois, 78,000 customers in southeastern South Dakota and 5,000 customers in northeastern Nebraska. The largest communities served by MidAmerican Energy are the Iowa and Illinois Quad-Cities; Des Moines, Sioux City, Cedar Rapids, Waterloo, Iowa City and Council Bluffs, Iowa; and Sioux Falls, South Dakota. MidAmerican Energy's utility operations grant unsecured credit to customers, substantially all of whom are local businesses and residents. As of December 31, 2005, billed receivables from MidAmerican Energy's utility customers, totaled $186.0 million.

Nonregulated Retail Operations

MidAmerican Energy's nonregulated retail operations provide energy services to approximately 3,900 electric and gas customers in Iowa, Illinois, Ohio and Michigan. In the ordinary course of business, MidAmerican Energy's nonregulated retail operations grant unsecured credit to customers, substantially all of which are commercial, industrial, non-profit, or other business concerns. MidAmerican Energy analyzes each counterparty’s credit worthiness prior to entering into any agreement to provide energy services. As of December 31, 2005, billed receivables from MidAmerican Energy's nonregulated retail customers totaled $29.4 million. Billed receivables from any one customer did not exceed 1.8% of total nonregulated retail billed receivables.

Wholesale Operations

MidAmerican Energy extends unsecured credit to other utilities, energy marketers, financial institutions and certain commercial and industrial end-users in conjunction with wholesale energy marketing activities. MidAmerican Energy analyzes the financial condition of each wholesale counterparty before entering into any transactions, establishes limits on the amount of unsecured credit to be extended to each counterparty, and evaluates the appropriateness of unsecured credit limits on an ongoing basis. Credit exposures relative to approved limits are monitored daily, with all exceptions to approved limits reported to senior management. MidAmerican Energy defines credit exposure as the potential loss in value in the event of non-payment or non-performance by a counterparty, which includes not only accounts receivable, but also the replacement, or mark-to-market value of contracts for future performance. MidAmerican Energy seeks to negotiate contractual arrangements with wholesale counterparties to provide for net settlement of monthly accounts receivable and accounts payable and net settlement of contracts for future performance in the event of default. Accounts payable are deducted from calculations of credit exposure for counterparties with whom such contractual arrangements exist. MidAmerican Energy also seeks to negotiate contractual arrangements that provide for the exchange of collateral in the event that credit exposure to a particular counterparty (1) exceeds a specified threshold or (2) in the event of a material adverse change in such counterparty’s financial condition or downgrade in its credit ratings to below “investment grade” by a nationally recognized statistical rating organization such as Moody’s or Standard & Poor’s. MidAmerican Energy periodically requests and receives collateral, typically in the form of cash or letters of credit, from counterparties with credit exposure in excess of established limits. As of December 31, 2005, 84.4% of MidAmerican Energy’s credit exposure, net of collateral, from wholesale operations was with counterparties having “investment grade” credit ratings from Moody’s or Standard & Poor’s, while an additional 7.4% of MidAmerican Energy’s credit exposure, net of collateral, from wholesale operations was with counterparties having financial characteristics deemed equivalent to “investment grade” by MidAmerican Energy based on internal review. MidAmerican Energy had credit exposure to a single counterparty, net of collateral, of approximately 20.2% of aggregate credit exposure, net of collateral, to all wholesale counterparties as of December 31, 2005. The counterparty has investment grade credit ratings from both Moody’s and Standard & Poor’s, and MidAmerican Energy is not aware of any factors that would likely result in a downgrade of the counterparty’s credit ratings to below investment grade over the remaining term of transactions outstanding as of December 31, 2005.

MidAmerican Energy’s credit exposure with respect to wholesale natural gas, electricity, and derivatives transactions is summarized below as of December 31, 2005 (dollars in thousands).

			Credit
			Exposure,
	Credit	Collateral	Net of	% of
Exposure, Net of Collateral	Exposure	Held	Collateral	Credit

AA-/Aa3 and above	$18,834	$-	$18,834	23.1%
A-/A3 to A+/A1	14,190	-	14,190	17.4
BBB-/Baa3 to BBB+/Baa1	35,806	-	35,806	43.9
BB-/Ba3 to BB+/Ba1	6,604	-	6,604	8.1
B+/B1 or lower	3,982	5,125	-	-
Unrated	7,061	2,750	6,126	7.5
Total credit exposure	$86,477	$7,875	$81,560	100.0%

(14)	Asset Retirement Obligations

MidAmerican Energy has recognized liabilities for legal obligations associated with the retirement of certain long-lived assets. Concurrent with the recognition of each liability, the estimated cost of the related asset retirement obligation (“ARO”) was capitalized and is being depreciated over the remaining life of the related asset. The difference between an ARO liability, the corresponding ARO net asset, and amounts recovered from regulated customers to satisfy such liability is recorded as a regulatory asset or liability.

On December 31, 2005, MidAmerican Energy adopted Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“FIN 47”). FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, MidAmerican Energy is required to recognize a liability for the fair value of a conditional ARO if the fair value of the liability can be reasonably estimated. Uncertainty about the timing or method of settlement of a conditional ARO should be factored into the measurement of the liability when sufficient information exists.

In conjunction with the adoption of FIN 47, MidAmerican Energy recorded as of December 31, 2005, $10.8 million of ARO liabilities related to conditional ARO’s; $0.2 million of associated ARO assets, net of accumulated depreciation; and a $10.6 million reduction of regulatory liabilities. Adoption of FIN 47 did not impact net income.

As of December 31, 2005, $163.0 million of the total ARO liability pertained to the decommissioning of Quad Cities Station, and $228.1 million of assets reflected in Investments and Nonregulated Property, Net, were restricted for satisfying the Quad Cities Station ARO liability.

The change in the balance of the total ARO liability is summarized as follows (in thousands):

	2005	2004

Balance January 1	$166,845	$269,124
Adoption of FIN 47	10,787	-
Revision to nuclear decommissioning ARO liability	-	(120,098)
Addition for new wind power facilities	3,897	2,777
Accretion	9,588	15,042
Balance December 31	$191,117	$166,845

The 2004 revision to the nuclear decommissioning ARO liability is a result of a change in the assumed life of Quad Cities Station pursuant to a 20-year extension to the operating license of the plant by the Nuclear Regulatory Commission in October 2004 and its impact on the timing of related cash flows.

The total ARO liability, computed on a pro forma basis as if FIN 47 had been applied during each of the periods presented in the consolidated financial statements, would have been as follows (in thousands):

As of January 1, 2003	$285,196
As of December 31, 2003	279,358
As of December 31, 2004	177,354

In addition to the ARO liabilities, MidAmerican Energy has accrued for the cost of removing other electric and gas assets through its depreciation rates, in accordance with accepted regulatory practices. These accruals are reflected as regulatory liabilities and total $448.5 million and $428.7 million at December 31, 2005 and 2004, respectively.

(15)	Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and cash equivalents - The carrying amount approximates fair value due to the short maturity of these instruments.

Quad Cities Station nuclear decommissioning trust funds - Fair value is based on quoted market prices of the investments held by the fund.

Short-term investments - Consists of auction rate securities, the carrying amounts of which approximate fair value due to the frequent remarketing of these investments.

Notes payable - Fair value is estimated to be the carrying amount due to the short maturity of these issues.

Long-term debt - Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to MidAmerican Energy for debt of the same remaining maturities.

The following table presents the carrying amount and estimated fair value of MidAmerican Energy’s long-term debt, including the current portion, as of December 31 (in thousands):

	2005	2004

Carrying amount	$1,631,760	$1,422,527
Estimated fair value	1,676,760	1,494,385

MidAmerican Energy’s investments in debt and equity securities, other than auction rate securities, consist of the investments in the Quad Cities Station nuclear decommissioning trusts. The amortized cost, gross unrealized gains and losses and estimated fair value of these investments as of December 31 were as follows (in thousands):

	2005
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale:
Equity securities	$85,221	$44,537	$(2,087)	$127,671
Municipal bonds	21,309	319	(131)	21,497
U. S. Government securities	47,024	520	(402)	47,142
Corporate securities	31,243	527	(581)	31,189
Cash equivalents	571	-	-	571
	$185,368	$45,903	$(3,201)	$228,070

	2004
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale:
Equity securities	$79,326	$35,714	$(1,275)	$113,765
Municipal bonds	21,649	564	(39)	22,174
U. S. Government securities	38,709	165	(694)	38,180
Corporate securities	29,845	809	(249)	30,405
Cash equivalents	2,940	-	-	2,940
	$172,469	$37,252	$(2,257)	$207,464

As of December 31, 2005, the debt securities held by the Quad Cities Station nuclear decommissioning trusts had the following maturities (in thousands):

	Available-For-Sale
	Amortized	Fair
	Cost	Value

Within 1 year	$3,148	$3,160
1 through 5 years	38,096	37,529
5 through 10 years	21,962	21,996
Over 10 years	36,370	37,143

The proceeds and gross realized gains and losses on the disposition of available-for-sale securities in the Quad Cities Station nuclear decommissioning trusts are shown in the following table (in thousands). Realized gains and losses in the trusts are recorded in the regulatory liability related to the Quad Cities Station asset retirement obligation and do not impact earnings. Realized gains and losses are determined by specific identification.

	Years Ended December 31,
	2005	2004	2003

Proceeds from sales	$90,041	$83,726	$88,507
Gross realized gains	2,602	2,725	3,696
Gross realized losses	(2,174)	(822)	(607)

(16)	Non-Operating Other Income and Expense

Non-Operating Income - Other Income, as shown on the Consolidated Statements of Operations, includes primarily corporate-owned life insurance income totaling $5.2 million, $5.4 million and $6.3 million for 2005, 2004 and 2003, respectively.

Non-Operating Income - Other Expense consists primarily of items not recoverable from MidAmerican Energy’s regulated utility customers.

(17)	Affiliated Company Transactions

The companies identified as affiliates of MidAmerican Energy are MidAmerican Energy Holdings and its subsidiaries. The basis for these charges is provided for in service agreements between MidAmerican Energy and its affiliates.

MidAmerican Energy was reimbursed for charges incurred on behalf of its affiliates. The majority of these reimbursed expenses were for employee wages and benefits, insurance, building rent, computer costs, administrative services, travel expense, and general and administrative expense; including treasury, legal and accounting functions. The amount of such reimbursements was $51.8 million, $58.9 million and $49.1 million for 2005, 2004 and 2003, respectively.

MidAmerican Energy reimbursed MidAmerican Energy Holdings in the amount of $16.3 million, $11.4 million and $12.2 million in 2005, 2004 and 2003, respectively, for its allocated share of corporate expenses.

MidAmerican Energy had an agreement with Cordova Energy Company, LLC, a subsidiary of MidAmerican Energy Holdings, to purchase electric capacity and energy from a gas-fired combined cycle generation plant. The agreement, which terminated in May 2004, provided for MidAmerican Energy to purchase up to 50% of the net capacity of the plant and to supply the fuel stock required to generate the energy purchased. MidAmerican Energy’s payments for monthly capacity charges totaled $12.7 million for 2004 and $26.6 million for 2003.

Northern Natural Gas Company (“NNG”), a subsidiary of MidAmerican Energy Holdings, has been and is one of MidAmerican Energy’s suppliers of natural gas transportation and storage capacity. MidAmerican Energy’s net purchases of natural gas transportation and storage capacity from NNG totaled $52.6 million in 2005, $48.3 million in 2004 and $53.5 million in 2003.

MidAmerican Energy had accounts receivable from affiliates of $3.2 million and $3.1 million as of December 31, 2005 and 2004, respectively, that are included in Receivables on the Consolidated Balance Sheets. MidAmerican Energy also had accounts payable to affiliates of $7.3 million and $6.6 million as of December 31, 2005 and 2004, respectively, that are included in Accounts Payable on the Consolidated Balance Sheets.

MidAmerican Energy may make distributions on its capital stock subject to regulatory restrictions agreed to by MidAmerican Energy in March 1999. At that time, MidAmerican Energy committed to the IUB to use commercially reasonable efforts to maintain an investment grade rating on its long-term debt and to maintain its common equity level above 42% of total capitalization unless circumstances beyond its control result in the common equity level decreasing to below 39% of total capitalization. MidAmerican Energy must seek the approval from the IUB of a reasonable utility capital structure if its common equity level decreases below 42% of total capitalization, unless the decrease is beyond the control of MidAmerican Energy. MidAmerican Energy is also required to seek the approval of the IUB if MidAmerican Energy’s equity level decreases to below 39%, even if the decrease is due to circumstances beyond the control of MidAmerican Energy. A transfer of assets between MidAmerican Energy and any of its affiliates, subject to certain nonmaterial exceptions, requires the prior approval of either or both the IUB and the ICC.

(18)	Unaudited Quarterly Operating Results

	2005
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In thousands)
Operating revenues	$855,136	$618,470	$721,657	$965,074
Operating income	99,461	58,730	130,204	92,729
Net income	56,349	32,214	82,368	50,366
Earnings on common stock	56,037	31,903	82,056	50,054

	2004
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In thousands)
Operating revenues	$839,932	$573,971	$565,253	$717,197
Operating income	111,449	59,362	115,259	70,326
Net income	64,887	28,571	66,158	50,839
Earnings on common stock	64,578	28,259	65,846	50,527

Quarterly data reflect seasonal variations common in the utility industry.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Member
MidAmerican Funding, LLC
Des Moines, Iowa

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of MidAmerican Funding, LLC and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income, retained earnings, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule included in Exhibit 99.2. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MidAmerican Funding, LLC and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
March 3, 2006 (May 16, 2006 as to Notes 1 (m) and 10)

MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of December 31,
	2005	2004
ASSETS
Utility Plant, Net
Electric	$5,933,387	$5,498,878
Gas	992,834	957,011
	6,926,221	6,455,889
Accumulated depreciation and amortization	(3,096,933)	(2,956,856)
	3,829,288	3,499,033
Construction work in progress	596,458	369,406
	4,425,746	3,868,439

Current Assets
Cash and cash equivalents	71,207	88,367
Short-term investments	25,425	39,500
Receivables, less reserves of $10,942 and $8,748, respectively	469,128	337,333
Inventories	84,623	89,646
Other	61,577	22,585
	711,960	577,431

Investments and Nonregulated Property, Net	380,835	375,230
Goodwill	1,265,979	1,268,082
Regulatory Assets	237,201	227,997
Other Assets	135,695	110,065
Total Assets	$7,157,416	$6,427,244

CAPITALIZATION AND LIABILITIES
Capitalization
Member’s equity	$2,234,837	$2,042,403
MidAmerican Energy preferred securities	30,329	30,329
Long-term debt, excluding current portion	2,171,251	2,031,509
	4,436,417	4,104,241

Current Liabilities
Note payable to affiliate	54,283	31,500
Current portion of long-term debt	160,509	91,018
Accounts payable	360,225	242,966
Taxes accrued	105,029	92,500
Interest accrued	30,401	29,612
Other	94,712	84,032
	805,159	571,628

Other Liabilities
Deferred income taxes	468,550	468,215
Investment tax credits	43,962	48,143
Asset retirement obligations	191,117	166,845
Regulatory liabilities	763,155	677,489
Other	449,056	390,683
	1,915,840	1,751,375
Total Capitalization and Liabilities	$7,157,416	$6,427,244

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Years Ended December 31,
	2005	2004	2003
Operating Revenues
Regulated electric	$1,513,239	$1,421,709	$1,397,997
Regulated gas	1,322,717	1,010,909	947,393
Nonregulated	330,128	269,082	254,849
	3,166,084	2,701,700	2,600,239
Operating Expenses
Regulated:
Cost of fuel, energy and capacity	468,132	398,610	396,342
Cost of gas sold	1,098,410	789,975	720,633
Other operating expenses	389,297	380,815	364,043
Maintenance	150,740	164,821	139,377
Depreciation and amortization	267,628	264,952	279,650
Property and other taxes	95,064	92,637	91,582
	2,469,271	2,091,810	1,991,627
Nonregulated:
Cost of sales	292,454	231,953	216,175
Other	23,276	21,990	24,569
	315,730	253,943	240,744
Total operating expenses	2,785,001	2,345,753	2,232,371

Operating Income	381,083	355,947	367,868

Non-Operating Income
Interest and dividend income	6,203	4,509	4,975
Allowance for equity funds	24,433	18,949	11,377
Other income	23,088	11,072	13,354
Other expense	(20,007)	(5,267)	(10,096)
	33,717	29,263	19,610

Fixed Charges
Interest on long-term debt	127,581	119,004	119,333
Other interest expense	10,077	6,184	4,061
Preferred dividends of subsidiaries	1,247	1,245	1,416
Allowance for borrowed funds	(10,544)	(7,816)	(4,586)
	128,361	118,617	120,224

Income Before Income Taxes	286,439	266,593	267,254
Income Taxes	91,370	87,336	110,078

Net Income	$195,069	$179,257	$157,176

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Years Ended December 31,
	2005	2004	2003

Net Income	$195,069	$179,257	$157,176

Other Comprehensive Income (Loss)
Unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) during period-
Before income taxes	654	136	384
Income tax (expense) benefit	(229)	(48)	(135)
	425	88	249
Less realized gains (losses) reflected in net income during period-
Before income taxes	653	480	71
Income tax benefit	(229)	(168)	(25)
	424	312	46

Net unrealized gains (losses)	1	(224)	203

Unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses) during period-
Before income taxes	-	-	(7,372)
Income tax (expense) benefit	-	-	3,065
	-	-	(4,307)
Less realized gains (losses) reflected in net income during period-
Before income taxes	-	682	5,513
Income tax (expense) benefit	-	(283)	(2,292)
	-	399	3,221
Less net unrealized gains (losses) reclassified to regulatory assets and liabilities -
Before income taxes	-	-	(12,369)
Income tax benefit	-	-	5,142
	-	-	(7,227)

Net unrealized gains (losses)	-	(399)	(301)

Minimum pension liability adjustment:
Before income taxes	(4,512)	-	-
Income tax benefit	1,876	-	-
	(2,636)	-	-

Other comprehensive income (loss)	(2,635)	(623)	(98)

Comprehensive Income	$192,434	$178,634	$157,078

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2005	2004	2003
Net Cash Flows From Operating Activities
Net income	$195,069	$179,257	$157,176
Adjustments to reconcile net income to net cash provided:
Depreciation and amortization	269,142	266,409	281,001
Deferred income taxes and investment tax credit, net	(15,898)	30,434	67
Amortization of other assets and liabilities	26,229	17,199	30,998
Gain on sale of securities, assets and other investments	(13,954)	(316)	(151)
Loss from impairment of assets and other investments	15,641	1,735	6,375
Income on equity investments	-	-	(1,755)
Impact of changes in working capital-
Marketable securities, trading	-	-	4,939
Receivables, net	(117,846)	(28,717)	16,500
Inventories	5,023	(4,181)	3,027
Accounts payable	90,494	28,164	(48,691)
Taxes accrued	(6,741)	(2,087)	(2,192)
Other current assets and liabilities	(7,724)	9,231	(1,704)
Other, net	(15,744)	(3,548)	(28,915)
Net cash provided by operating activities	423,691	493,580	416,675

Net Cash Flows From Investing Activities
Utility construction expenditures	(699,061)	(631,962)	(344,137)
Quad Cities Station decommissioning trust fund	(8,299)	(8,299)	(8,299)
Proceeds from sale of assets and other investments	15,088	-	326
Purchases of available-for-sale securities	(563,330)	(748,801)	(352,327)
Proceeds from sales of available-for-sale securities	565,689	692,644	337,240
Other, net	16,367	22,959	24,741
Net cash used in investing activities	(673,546)	(673,459)	(342,456)

Net Cash Flows From Financing Activities
Common dividends paid	-	-	(172,500)
Issuance of long-term debt, net	296,466	347,769	272,550
Retirement of long-term debt, including reacquisition cost	(90,850)	(56,168)	(202,076)
Note payable to affiliate	22,783	21,050	10,450
Net decrease in notes payable	-	(48,000)	(7,000)
Other	4,296	(963)	-
Net cash provided by (used in) financing activities	232,695	263,688	(98,576)

Net Increase (Decrease) in Cash and Cash Equivalents	(17,160)	83,809	(24,357)
Cash and Cash Equivalents at Beginning of Year	88,367	4,558	28,915
Cash and Cash Equivalents at End of Year	$71,207	$88,367	$4,558
Supplemental Disclosure:
Interest paid, net of amounts capitalized	$115,073	$104,500	$110,500
Income taxes paid	$118,499	$54,275	$117,566

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CAPITALIZATION
(In thousands, except share amounts)

	As of December 31,
Member’s Equity	2005		2004
Paid in capital	$1,669,753		$1,669,753
Retained earnings	567,673		372,604
Accumulated other comprehensive income, net:
Unrealized gain on securities	47		46
Minimum pension liability adjustment	(2,636)		-
	2,234,837	50.4%	2,042,403	49.8%
MidAmerican Energy Preferred Securities
(100,000,000 shares authorized)
Cumulative shares outstanding; not subject to
mandatory redemption:
$3.30 Series, 49,451 shares	4,945		4,945
$3.75 Series, 38,305 shares	3,831		3,831
$3.90 Series, 32,630 shares	3,263		3,263
$4.20 Series, 47,362 shares	4,736		4,736
$4.35 Series, 49,945 shares	4,994		4,994
$4.40 Series, 35,697 shares	3,570		3,570
$4.80 Series, 49,898 shares	4,990		4,990
	30,329	0.7%	30,329	0.7%
Long-Term Debt, Excluding Current Portion
MidAmerican Energy:
Pollution control revenue obligations -
6.1% Series due 2007	1,000		1,000
5.95% Series, due 2023 (secured by
general mortgage bonds)	29,030		29,030
Variable rate series -
Due 2016 and 2017, 3.59% and 2.05%, respectively	37,600		37,600
Due 2023 (secured by general mortgage bonds),
3.59% and 2.05%, respectively	28,295		28,295
Due 2023, 3.59% and 2.05%, respectively	6,850		6,850
Due 2024, 3.59% and 2.05%, respectively	34,900		34,900
Due 2025, 3.59% and 2.05%, respectively	12,750		12,750
Notes -
6.375% Series, due 2006	-		160,000
5.125% Series, due 2013	275,000		275,000
4.65% Series, due 2014	350,000		350,000
6.75% Series, due 2031	400,000		400,000
5.75% Series, due 2035	300,000		-
Obligation under capital lease	1,184		1,524
Unamortized debt premium and discount, net	(5,358)		(5,440)
Total MidAmerican Energy	1,471,251	33.1%	1,331,509	32.4%
MidAmerican Funding parent:
6.339% Senior Secured Notes Due 2009	175,000		175,000
6.75% Senior Secured Notes Due 2011	200,000		200,000
6.927% Senior Secured Notes Due 2029	325,000		325,000
Total MidAmerican Funding parent	700,000	15.8%	700,000	17.1%
	2,171,251	48.9%	2,031,509	49.5%
Total Capitalization	$4,436,417	100.0%	$4,104,241	100.0%

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
(In thousands)

	Years Ended December 31,
	2005	2004	2003

Beginning of Year	$372,604	$193,347	$208,671

Net Income	195,069	179,257	157,176

Deduct Dividends Declared	-	-	172,500

End of Year	$567,673	$372,604	$193,347

The accompanying notes are an integral part of these financial statements.

MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MIDAMERICAN FUNDING, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

(a)	Company Organization

MidAmerican Funding, LLC (“MidAmerican Funding”) is an Iowa limited liability company with MidAmerican Energy Holdings Company (“MidAmerican Energy Holdings”) as its sole member. MidAmerican Funding’s direct wholly owned subsidiary is MHC Inc. (“MHC”), which constitutes substantially all of MidAmerican Funding’s assets, liabilities and business activities except those related to MidAmerican Funding’s long-term debt securities. MHC, MidAmerican Funding and MidAmerican Energy Holdings are exempt public utility holding companies headquartered in Des Moines, Iowa. MHC’s principal subsidiary is MidAmerican Energy Company (“MidAmerican Energy”), a public utility with electric and natural gas operations. Other direct wholly owned subsidiaries of MHC are InterCoast Capital Company (“InterCoast Capital”), Midwest Capital Group, Inc., MidAmerican Services Company and MEC Construction Services Co.

(b)	Principles of Consolidation and Preparation of Financial Statements

The accompanying Consolidated Financial Statements include MidAmerican Funding and its subsidiaries. All significant intercompany transactions have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Certain classifications of amounts for 2005 are different than that of prior years. Accordingly, historical amounts have been reclassified. The accompanying Consolidated Balance Sheet as of December 31, 2004, reflects the reclassification of $39.5 million from Cash and Cash Equivalents to Short-Term Investments related to auction rate securities discussed in Note (1)(h). In the accompanying Consolidated Statement of Cash Flows for the year ended December 31, 2004, Cash and Cash Equivalents was reduced by $39.5 million. Additionally, the accompanying Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003, reflect Purchases of Available-for-Sale Securities totaling $646.9 million and $248.7 million, respectively, and Proceeds from Sales of Available-for-Sale Securities totaling $607.4 million and $248.7 million, respectively, related to auction rate securities.

Additionally, the accompanying Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003, reflect Purchases of Available-for-Sale Securities totaling $101.9 million and $103.7 million, respectively, and Proceeds from Sales of Available-for-Sale Securities totaling $83.7 million and $88.5 million, respectively, related to transactions of securities held in the Quad Cities Station nuclear decommissioning trusts.

(c)	Accounting for the Effects of Certain Types of Regulation

Refer to Note (1)(c) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(d)	Revenue Recognition

Refer to Note (1)(d) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(e)	Depreciation and Amortization

Refer to Note (1)(e) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(f)	Investments and Nonregulated Property, Net

Investments and Nonregulated Property, Net includes the following amounts as of December 31 (in thousands):

	2005	2004

Nuclear decommissioning trusts	$228,070	$207,464
Rabbi trusts	119,314	111,944
Coal transportation property, net of accumulated depreciation of $2,579
and $2,287, respectively	9,340	9,632
Equipment leases	7,400	25,910
MidAmerican Energy non-utility property, net of accumulated depreciation
of $4,058 and $3,124, respectively	6,967	8,063
Real estate, net of accumulated depreciation of $603 and $562, respectively	5,264	5,605
Energy projects	1,275	2,468
Other venture capital investments	1,508	1,677
Other	1,697	2,467
Total	$380,835	$375,230

Investments held by the nuclear decommissioning trusts for the Quad Cities Station units are classified as available-for-sale and are reported at fair value. An amount equal to the net unrealized gains and losses on those investments is recorded as an adjustment to Regulatory Liabilities on the Consolidated Balance Sheets. Funds are invested in accordance with applicable federal investment guidelines and are restricted for use as reimbursement for costs of decommissioning MidAmerican Energy’s Quad Cities Station.

The investment in Rabbi trusts represents the cash value of corporate-owned life insurance policies on certain key executives and the fair value of other related investments. The Rabbi trusts were established to administer various nonqualified executive and director compensation plans, and investments in each trust are restricted for use in meeting the costs and obligations of the trust and related compensation plans.

The coal transportation property is owned and operated by CBEC Railway Inc., a subsidiary of MidAmerican Energy. The property is depreciated on a straight-line basis over 37 years.

Equipment leases at December 31, 2005, which are accounted for as leveraged leases and held by InterCoast Capital, consist primarily of a seven percent undivided interest in an electric generating station leased to a utility located in Arizona. That lease terminates in 2015 and had a carrying pre-tax value of $6.4 million and $7.3 million as of December 31, 2005 and 2004, respectively. The investment is exposed to the credit risk of the lessee.

Equipment leases also include leveraged leases related to equity financing provided for several commercial passenger aircraft leased to major domestic airlines. During 2005, InterCoast Capital recorded other-than-temporary impairments of those investments and disposed of three of the five aircraft. As of December 31, 2005 and 2004, the carrying values of the aircraft leases totaled $0.7 million and $18.3 million, respectively. The remaining aircraft leases terminate in 2008 and 2009. Refer to Note (16) for a discussion of the losses recognized in 2005 related to the aircraft leases.

MidAmerican Energy non-utility property consists of property such as computer software, land and other assets not used for regulated utility purposes. The depreciable property consists primarily of computer software, which is amortized on a straight-line basis over five years.

The investment in real estate includes primarily a 1,920 acre planned residential and commercial development community located in the southeast corner of South Dakota. As of December 31, 2005, 50.4% of the development available for sale had been sold.

As of December 31, 2005, energy projects consisted of non-controlling interests in a gas-fired cogeneration facility and a hydroelectric generating facility. The investments were supported by long-term sales contracts to electric utilities primarily based on market price. During 2005, InterCoast Capital sold its investments in solar electric generating facilities. In January 2006, the long-term contract supporting the gas-fired cogeneration facility expired, and in February 2006, InterCoast Capital sold its partnership interest in the facility. Refer to Note (16) regarding the gain recognized by MidAmerican Funding.

Other venture capital investments include investments in independently managed funds, consisting principally of energy-related venture capital funds. The investments are accounted for using the cost or equity method of accounting, depending on MidAmerican Funding’s level of ownership and management control. Most of the special purpose funds have stated termination dates, ranging from 2006 through 2007. At the time of fund termination, any remaining investments in the fund are liquidated and distributions are made to investors.

(g)	Consolidated Statements of Cash Flows

MidAmerican Funding considers all cash and highly liquid debt instruments purchased with an original maturity of three months or less to be cash and cash equivalents for the Consolidated Statements of Cash Flows.

(h)	Short-term Investments

Refer to Note (1)(h) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(i)	Accounting for Derivatives

Refer to Note (1)(i) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(j)	Income Taxes

Refer to Note (1)(j) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(k)	Allowance for Funds Used During Construction

Refer to Note (1)(k) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(l)	Impairment of Long-lived assets

MidAmerican Funding periodically evaluates long-lived assets, including property, plant and equipment, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Upon the occurrence of a triggering event, the carrying amount of a long-lived asset is reviewed to assess whether the recoverable amount has declined below its carrying amount. The recoverable amount is the estimated net future cash flows expected to be recovered from the future use of the asset, undiscounted and without interest, plus the asset’s residual value on disposal. Where the recoverable amount of the long-lived asset is less than the carrying value, an impairment loss is recognized to write down the asset to its fair value that is based on discounted estimated cash flows from the future use of the asset.

(m)	Goodwill

Goodwill resulting from past business combinations is not amortized. Periodically, such balances are evaluated for possible impairment. Based on MidAmerican Funding’s annual goodwill impairment test completed as of October 31, 2005, no impairment was indicated for goodwill. In 2004 and 2005, MidAmerican Funding adjusted goodwill for a change in related deferred income taxes due to resolution of tax issues existing at the time of purchase. The following table shows the change in the carrying amount of goodwill by reportable operating segment for the years ended December 31, 2005 and 2004 (in thousands):

	Electric	Gas	Total

Balance at January 1, 2004	$1,195,635	$78,819	$1,274,454
Income tax adjustment	(5,959)	(413)	(6,372)
Balance at December 31, 2004	1,189,676	78,406	1,268,082
Income tax adjustment	(1,966)	(137)	(2,103)
Balance at December 31, 2005	$1,187,710	$78,269	$1,265,979

(2)	Jointly Owned Utility Plant

Refer to Note (2) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(3)	Inventories

Refer to Note (3) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(4)	Commitments and Contingencies

Refer to Notes (4)(a) through (4)(f) of MidAmerican Energy’s Notes to Consolidated Financial Statements for MidAmerican Energy commitments and contingencies disclosures.

(g)	Other Commitments and Contingencies

InterCoast Capital has issued a letter of credit totaling $6.0 million in conjunction with an energy project investment, $1.8 million of which was drawn as of December 31, 2005. The letter of credit is reflected in Other Liabilities-Other on MidAmerican Funding‘s Consolidated Balance Sheets.

MidAmerican Funding is involved in a number of other legal proceedings and claims. While management is unable to predict the ultimate outcome of these matters, it is not expected that their resolution will have a material adverse effect on the results of operations and financial condition.

(5)	Rate Matters

Refer to Note (5) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(6)	Long-Term Debt

MidAmerican Funding's annual sinking fund requirements and maturities of long-term debt for 2006 through 2010 are $160.5 million, $1.7 million, $0.4 million, $175.0 million and $0.0 million, respectively. Refer to MidAmerican Funding's Consolidated Statements of Capitalization for detail of long-term debt.

MidAmerican Energy's Variable Rate Pollution Control Revenue Obligations bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. MidAmerican Energy, at its option, may change the mode of interest calculation for these bonds by selecting from among several floating or fixed rate alternatives. The interest rates shown in the Consolidated Statements of Capitalization are the weighted average interest rates as of December 31, 2005 and 2004. MidAmerican Energy maintains a revolving credit facility agreement to provide liquidity for holders of these issues.

The indenture pertaining to MidAmerican Energy’s unsecured senior notes provides that if MidAmerican Energy were to issue secured debt in the future, then such unsecured senior notes, as may then be existing, would equally and ratably be secured thereby. As of December 31, 2005, MidAmerican Energy was in compliance with all of its applicable long-term debt covenants.

On November 1, 2005, MidAmerican Energy issued $300 million of 5.75% medium-term notes due in 2035. The proceeds are being used to support construction of electric generation projects and for general corporate purposes.

MidAmerican Funding parent company long-term debt is secured by a pledge of the common stock of MHC. The notes and bonds:

•	are the direct senior secured obligations of MidAmerican Funding;

•	rank on an equal basis with all of MidAmerican Funding’s other existing and future senior obligations;

•	rank senior to all of MidAmerican Funding’s existing and future subordinated indebtedness; and

•
effectively rank junior to all indebtedness and other liabilities, including preferred stock, of the direct and indirect subsidiaries of MidAmerican Funding, to the extent of the assets of these subsidiaries.

MidAmerican Funding may redeem any series of the notes and bonds in whole or in part at any time at a redemption price equal to the sum of:

•	the greater of the following:

(1)	100% of the principal amount of the series being redeemed, and

(2)
the sum of the present values of the remaining scheduled payments of principal and interest on the series being redeemed, discounted to the date of redemption on a semiannual basis at the treasury yield plus (x) 15 basis points in the case of the 2009 notes (y) 20 basis points in the case of the 2011 notes , or (z) 25 basis points in the case of the 2029 Bonds, plus

•	accrued and unpaid interest on the securities being redeemed to the date of redemption.

Subsidiaries of MidAmerican Funding must make payments on their own indebtedness before making distributions to MidAmerican Funding. The distributions are also subject to utility regulatory restrictions agreed to by MidAmerican Energy in March 1999. At that time, MidAmerican Energy committed to the IUB to use commercially reasonable efforts to maintain an investment grade rating on its long-term debt and to maintain its common equity level above 42% of total capitalization unless circumstances beyond its control result in the common equity level decreasing to below 39% of total capitalization. MidAmerican Energy must seek the approval from the IUB of a reasonable utility capital structure if MidAmerican Energy’s common equity level decreases below 42% of total capitalization, unless the decrease is beyond the control of MidAmerican Energy. MidAmerican Energy is also required to seek the approval of the IUB if MidAmerican Energy’s equity level decreases to below 39%, even if the decrease is due to circumstances beyond the control of MidAmerican Energy.

As of December 31, 2005, MidAmerican Funding was in compliance with all of its applicable long-term debt covenants.

Each of MidAmerican Funding’s direct or indirect subsidiaries is organized as a legal entity separate and apart from MidAmerican Funding and its other subsidiaries. It should not be assumed that any asset of any subsidiary of MidAmerican Funding will be available to satisfy the obligations of MidAmerican Funding or any of its other subsidiaries; provided, however, that unrestricted cash or other assets which are available for distribution may, subject to applicable law and the terms of financing arrangements of such parties, be advanced, loaned, paid as dividends or otherwise distributed or contributed to MidAmerican Funding, one of its subsidiaries or affiliates thereof.

(7)	Short-Term Borrowing

Interim financing of working capital needs and the construction program may be obtained with unaffiliated parties from the sale of commercial paper or short-term borrowing from banks. As of December 31, 2005 and 2004, MidAmerican Funding had no unaffiliated short-term debt outstanding. Information regarding short-term debt average daily amounts follows (dollars in thousands):

	2005	2004

Average daily amount outstanding during the year	$265,059	$3,579
Weighted average interest rate on average daily amount outstanding during the year	4.3%	1.1%

MidAmerican Energy has authority from the FERC to issue through April 14, 2007, short-term debt in the form of commercial paper and bank notes aggregating $500.0 million. MidAmerican Energy has in place a $425.0 million revolving credit facility expiring November 18, 2009, which supports its $304.6 million commercial paper program and its variable rate pollution control revenue obligations. The related credit agreement requires that MidAmerican Energy’s ratio of consolidated debt to total capitalization, including current maturities, not exceed 0.65 to 1 as of the last day of any quarter. In addition, MidAmerican Energy has a $5.0 million line of credit, which expires July 1, 2006. As of December 31, 2005, MidAmerican Energy had no commercial paper or bank notes outstanding, and the full amount of the revolving credit facility and line of credit was available. MHC has a $4.0 million line of credit, expiring July 1, 2006, under which zero was outstanding at December 31, 2005. As of December 31, 2005, InterCoast Capital had a $4.2 million line of credit expiring July 1, 2006, to support a $4.2 million letter of credit, net of amounts drawn, provided to an energy project in which it has invested. A liability is reflected on MidAmerican Funding’s Consolidated Balance Sheets for the letter of credit, net of amounts drawn. As of December 31, 2005, MidAmerican Funding and its subsidiaries were in compliance with all covenants related to their respective short-term borrowings.

(8)	Preferred Securities

Refer to Note (8) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(9)	Retirement Plans

Refer to Note (9) of MidAmerican Energy’s Notes to Consolidated Financial Statements for additional information regarding MidAmerican Funding’s pension, supplemental retirement and postretirement benefit plans.

Pension and postretirement costs allocated by MidAmerican Funding to its parent and other affiliates in each of the years ended December 31, were as follows (in millions):

	2005	2004	2003

Pension costs	$11.3	$11.4	$11.6
Postretirement costs	1.8	3.1	4.2

(10)	Segment Information

MidAmerican Funding has changed its reportable operating segments. All amounts are reflected on a consistent basis in accordance with the new segment designations. MidAmerican Funding has identified two reportable operating segments: electric and gas. The electric segment derives most of its revenue from regulated retail sales of electricity to residential, commercial, and industrial customers and from wholesale sales to other utilities. The gas segment derives most of its revenue from regulated retail sales of natural gas to residential, commercial, and industrial customers and also obtains significant revenues by transporting gas owned by others through its distribution system. Pricing for regulated electric and gas sales is established separately by regulatory agencies; therefore, management also reviews each segment separately to make decisions regarding allocation of resources and in evaluating performance. Common operating costs, interest income, interest expense and income tax expense are allocated to each segment based on MidAmerican Funding allocators most related to the nature of the cost. “Nonregulated and Other” in the tables below consists principally of nonregulated gas and nonregulated electric activities.

The following tables provide information on an operating segment basis as of and for the years ended December 31 (in thousands):

	2005	2004	2003
Segment Profit Information
Operating revenues:
Electric	$1,513,239	$1,421,709	$1,397,997
Gas	1,322,717	1,010,909	947,393
Nonregulated and other	330,128	269,082	254,849
Total	$3,166,084	$2,701,700	$2,600,239

Depreciation and amortization expense:
Electric	$237,274	$235,240	$249,503
Gas	30,354	29,712	30,147
Nonregulated and other (a)	1,514	1,457	1,351
Total	$269,142	$266,409	$281,001

Interest and dividend income:
Electric	$5,112	$3,809	$4,262
Gas	1,039	765	919
Nonregulated and other	1,038	334	127
Total	7,189	4,908	5,308
Eliminations	(986)	(399)	(333)
Consolidated	$6,203	$4,509	$4,975

Fixed charges:
Electric	$68,782	$60,950	$61,142
Gas	10,694	10,037	11,587
Nonregulated and other	49,871	48,029	47,828
Total	129,347	119,016	120,557
Eliminations	(986)	(399)	(333)
Consolidated	$128,361	$118,617	$120,224

	2005	2004	2003
Segment Profit Information (continued)
Net income:
Electric	$193,675	$171,490	$150,645
Gas	21,880	27,825	29,181
Nonregulated and other	(20,486)	(20,058)	(22,650)
Total	$195,069	$179,257	$157,176

Segment Asset Information
Capital expenditures:
Electric	$713,645	$690,157	$335,618
Gas	52,555	49,768	40,600
Nonregulated and other	1,893	1,845	2,312
Total	$768,093	$741,770	$378,530

Total assets (b):
Electric	$5,886,632	$5,463,523	$4,791,638
Gas	1,131,247	934,548	899,594
Nonregulated and other	419,413	275,292	261,463
Total	7,437,292	6,673,363	5,952,695
Reclassifications and eliminations (c)	(279,876)	(246,119)	(215,081)
Consolidated	$7,157,416	$6,427,244	$5,737,614

(a)
Depreciation and amortization expense above includes depreciation related to nonregulated operations, which is included in Nonregulated Operating Expenses - Other on the Consolidated Statements of Operations.

(b)	Total assets by operating segment reflect the assignment of goodwill to applicable reporting units in accordance with SFAS No. 142.

(c)
Reclassifications and eliminations relate principally to the reclassification of income tax balances in accordance with generally accepted accounting principles and the elimination of intercompany accounts receivables and payables.

(11)	Income Taxes

MidAmerican Funding is included in the MidAmerican Energy Holdings consolidated income tax returns. However, MidAmerican Funding’s income tax liability is computed on a stand-alone basis. Accordingly, all of MidAmerican Funding’s accrued and deferred income taxes are payable to MidAmerican Energy Holdings.

MidAmerican Funding’s income tax expense includes the following for the years ended December 31 (in thousands):

	2005	2004	2003
Current:
Federal	$86,774	$62,278	$79,848
State	20,494	(5,376)	30,163
	107,268	56,902	110,011
Deferred:
Federal	(9,342)	40,023	8,471
State	(2,375)	(5,222)	(4,028)
	(11,717)	34,801	4,443

Investment tax credit, net	(4,181)	(4,367)	(4,376)
Total	$91,370	$87,336	$110,078

The following table is a reconciliation of the statutory federal income tax rate and the effective federal and state income tax rate indicated by the Consolidated Statements of Operations for the years ended December 31:

	2005	2004	2003

Statutory federal income tax rate	35%	35%	35%
Amortization of investment tax credit	(2)	(2)	(2)
State income tax, net of federal income tax benefit	5	6	7
Renewable electricity production tax credits	(4)	-	-
Effects of ratemaking	(2)	(3)	3
Other	-	(3)	(2)
Effective federal and state income tax rate	32%	33%	41%

Deferred Income Taxes on the Consolidated Balance Sheets included the following as of December 31 (in thousands):

	2005	2004

Deferred tax assets related to:
Revenue sharing	$92,040	$79,903
Pensions	49,181	39,799
Nuclear reserves and decommissioning	14,962	27,111
Unrealized losses, net	16,653	20,560
Accrued liabilities	920	979
Other	8,535	9,963
	182,291	178,315

Deferred tax liabilities related to:
Depreciable property	492,506	509,997
Regulatory asset for income taxes	145,967	131,770
Fuel cost recoveries	9,896	887
Reacquired debt	2,472	3,876
	650,841	646,530

Net deferred income tax liability	$468,550	$468,215

(12)	Risk Management

Refer to Note (12) of MidAmerican Energy’s Notes to Consolidated Financial Statements for a discussion of MidAmerican Funding’s commodity price, and weather risks.

(13)	Concentration of Credit Risk

Refer to Note (13) of MidAmerican Energy’s Notes to Consolidated Financial Statements for information regarding concentration of credit risk for MidAmerican Energy.

(14)	Asset Retirement Obligations

Refer to Note (14) of MidAmerican Energy’s Notes to Consolidated Financial Statements.

(15)	Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and cash equivalents - The carrying amount approximates fair value due to the short maturity of these instruments.

Quad Cities Station nuclear decommissioning trust funds - fair value is based on quoted market prices of the investments held by the fund.

Short-term investments - Consists of auction rate securities, the carrying amounts of which approximate fair value due to the frequent remarketing of these investments.

Marketable securities - Fair value is based on quoted market prices.

Equity investments carried at cost - Fair value is based on an estimate of MidAmerican Funding’s share of partnership equity, offers from unrelated third parties or the discounted value of the future cash flows expected to be received from these investments.

Notes payable - Fair value is estimated to be the carrying amount due to the short maturity of these issues.

Long-term debt - Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to MidAmerican Energy for debt of the same remaining maturities.

The following table presents the carrying amount and estimated fair value of the named financial instruments as of December 31 (in thousands):

	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial instruments owned:
Equity investments carried at cost	$2,138	$21,690	$3,404	$11,015

Financial instruments issued:
Long-term debt, including current portion	$2,331,760	$2,433,348	$2,122,527	$2,264,706

Substantially all of MidAmerican Funding’s investments in debt and equity securities, other than auction rate securities, consist of the investments in the Quad Cities Station nuclear decommissioning trusts. Refer to Note (15) of MidAmerican Energy’s Notes to Consolidated Financial Statements. The amortized cost, gross unrealized gains and losses and estimated fair value of MidAmerican Funding’s investments in debt and equity securities as of December 31 were as follows (in thousands):

	2005
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale:
Equity securities	$85,267	$44,609	$(2,087)	$127,789
Municipal bonds	21,309	319	(131)	21,497
U. S. Government securities	47,024	520	(402)	47,142
Corporate securities	31,243	527	(581)	31,189
Cash equivalents	571	-	-	571
	$185,414	$45,975	$(3,201)	$228,188

	2004
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale:
Equity securities	$80,192	$35,904	$(1,393)	$114,703
Municipal bonds	21,649	564	(39)	22,174
U. S. Government securities	38,709	165	(694)	38,180
Corporate securities	29,845	809	(249)	30,405
Cash equivalents	2,940	-	-	2,940
	$173,335	$37,442	$(2,375)	$208,402

As of December 31, 2005, the debt securities held by the Quad Cities Station nuclear decommissioning trusts had the following maturities (in thousands):

	Available-For-Sale
	Amortized	Fair
	Cost	Value

Within 1 year	$3,148	$3,160
1 through 5 years	38,096	37,529
5 through 10 years	21,962	21,996
Over 10 years	36,370	37,143

The proceeds and gross realized gains and losses on the disposition of available-for-sale securities are shown in the following table (in thousands). Realized gains and losses in the Quad Cities Station nuclear decommissioning trusts are recorded in the regulatory liability related to the Quad Cities Station asset retirement obligation and do not impact earnings. Realized gains and losses are determined by specific identification.

	Years Ended December 31,
	2005	2004	2003

Proceeds from sales	$91,733	$85,237	$88,578
Gross realized gains	3,256	3,205	3,696
Gross realized losses	(2,175)	(822)	(607)

(16)	Non-Operating Income and Expense

Non-Operating Income - Other Income and Other Expense as shown on the Consolidated Statements of Operations include the following for the years ended December 31 (in thousands):

	2005	2004	2003
Other income:
Gain on sale of assets and other investments, net	$13,331	$-	$57
Corporate-owned life insurance income	5,151	5,447	6,317
Income from energy projects and venture capital investments	1,211	2,540	332
Marketable securities gains (losses), net	653	480	204
Income from equity method investments	-	513	1,755
Lawsuit settlement	-	-	3,083
Other	2,742	2,092	1,606
Total	$23,088	$11,072	$13,354

Other expense:
Write-down of impaired airplane leases	$15,641	$1,735	$-
Write-down of equity method investments	-	-	4,307
Write-down of other venture capital investments	-	-	2,068
Other - primarily items not recoverable from MidAmerican Energy’s regulated utility customers	4,366	3,532	3,721
Total	$20,007	$5,267	$10,096

The gain on sale of assets and other investments for 2005 is from the sale of three non-strategic, nonregulated passive investments. The write-downs of impaired airplane leases relate to MidAmerican Funding’s investments in commercial passenger aircraft leased to major domestic airlines, which it accounts for as leveraged leases.  During 2005, the airline industry continued to deteriorate and two major airline carriers filed for bankruptcy. MidAmerican Funding evaluated its investments in commercial passenger aircraft and recognized the losses for other-than-temporary impairments of those investments.

(17)	Affiliated Company Transactions

The companies identified as affiliates of MidAmerican Funding are MidAmerican Energy Holdings and its subsidiaries. The basis for these charges is provided for in service agreements between MidAmerican Funding and its affiliates. MidAmerican Energy reimbursed MidAmerican Energy Holdings in the amount of $16.3 million, $11.4 million and $12.2 million in 2005, 2004 and 2003, respectively, for its allocated share of corporate expenses.

MidAmerican Funding was reimbursed for charges incurred on behalf of its affiliates. The majority of these reimbursed expenses were for allocated employee wages and benefits, insurance, computer costs, administrative services, travel expenses and general and administrative expenses: including treasury, legal and accounting functions. The amount of such reimbursements was $49.2 million, $56.4 million and $46.2 million for 2005, 2004 and 2003, respectively.

MidAmerican Energy had an agreement with Cordova Energy Company LLC, a subsidiary of MidAmerican Energy Holdings, to purchase electric capacity and energy from a gas-fired combined cycle generation plant. The agreement, which terminated in May 2004, provided for MidAmerican Energy to purchase up to 50% of the net capacity of the plant and to supply the fuel stock required to generate the energy purchased. MidAmerican Energy’s payment for monthly capacity charges totaled $12.7 million for 2004 and $26.6 million for 2003.

Northern Natural Gas Company (“NNG”), a subsidiary of MidAmerican Energy Holdings, has been and is one of MidAmerican Energy’s suppliers of natural gas transportation and storage capacity. MidAmerican Energy had net purchases of natural gas transportation and storage capacity from NNG totaling $52.6 million in 2005, $48.3 million in 2004 and $53.5 million in 2003.

MHC has a $200 million revolving credit arrangement carrying interest at the 30-day LIBOR rate plus 25 basis points to borrow from MidAmerican Energy Holdings. Outstanding balances are unsecured and due on demand. The outstanding balance was $54.3 million at an interest rate of 4.56% as of December 31, 2005, and $31.5 million at an interest rate of 2.56% as of December 31, 2004, and is reflected as Note Payable to Affiliate on the Consolidated Balance Sheet.

MidAmerican Energy Holdings has a $100 million revolving credit arrangement, carrying interest at the 30-day LIBOR rate plus 25 basis points, to borrow from MHC. Outstanding balances are unsecured and due on demand. The outstanding balance was zero throughout 2005 and 2004.

MidAmerican Funding had accounts receivable from affiliates of $8.1 million and $7.3 million as of December 31, 2005 and 2004, respectively, included in Receivables on the Consolidated Balance Sheets. MidAmerican Funding also had accounts payable to affiliates of $7.1 million and $6.3 million as of December 31, 2005 and 2004, respectively, which is included in Accounts Payable on the Consolidated Balance Sheets.

The indenture pertaining to MidAmerican Funding’s long-term debt restricts MidAmerican Funding from paying a distribution on its equity securities, unless after making such distribution either its debt to total capital ratio does not exceed 0.67:1 and its interest coverage ratio is not less than 2.2:1 or its senior secured long term-debt rating is at least BBB or its equivalent. MidAmerican Funding may seek a release from this restriction upon delivery to the indenture trustee of written confirmation from the ratings agencies that without this restriction MidAmerican Funding’s senior secured long-term debt would be rated at least BBB+.

(18)	Unaudited Quarterly Operating Results

	2005
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In thousands)
Operating revenues	$856,278	$619,714	$723,308	$966,784
Operating income	99,351	58,570	130,246	92,916
Net income	56,357	25,209	66,921	46,582

	2004
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(In thousands)
Operating revenues	$840,946	$575,521	$566,448	$718,785
Operating income	111,065	59,422	115,235	70,225
Net income	54,357	21,754	59,623	43,523

Quarterly data reflect seasonal variations common in the utility industry.